EXHIBIT 10.1

AGREEMENT

between

Kitty Hawk Aircargo, Inc.

and the

Flight Deck Crewmembers

in the service of

Kitty Hawk Aircargo, Inc.

as represented by

The Kitty Hawk Aircargo Pilots Association

Effective                  -

Table of Contents

Page No.

EXHIBIT A DRUG AND ALCOHOL POLICY

EXHIBIT B CREWMEMBER SENIORITY LIST AT RATIFICATION

EXHIBIT C AVERAGE BLOCK TIMES

SECTION 1

RECOGNITION AND SCOPE

A.	Recognition

1.	Pursuant to National Mediation Board certification number R-6760, dated September 12, 2000, Kitty Hawk Aircargo, Inc. (“the Company”) holding Air Carrier Certificate No. GAIA199A, hereby recognizes the Kitty Hawk Pilots Association, (“the Association”) as the duly authorized and recognized representative of the Pilots and Flight Engineers on the Kitty Hawk Aircargo Crewmember System Seniority List, as updated periodically, for the purpose of the Railway Labor Act, as amended.

2.	The Company and the Association hereby adopt this collective bargaining agreement (including all related Letters of Agreement between the Company and the Association). All such agreements are collectively referred to as the “Agreement.”

3.	It is the intent of the parties to this Agreement to foster a long-term strategic partnership and cooperation to insure the economic viability of the Company and long-term job security of its Team Members.

B.	Scope

1.	This Agreement shall cover all services performed by Crewmembers for the Company on all its operations. It is the intent of the Company to handle permanent increases in flying through acquisition of additional airlift capacity rather than subcontracting and to use Crewmembers on the System Seniority List to the maximum extent possible and economically feasible.

2.	Except as otherwise provided in this Agreement, all present and future revenue flying performed by the Company shall be performed by Crewmembers on the Kitty Hawk Aircargo Crewmember System Seniority List in accordance with the terms and conditions of this Agreement including flying (a) on the Company’s aircraft (whether leased or owned) and, (b) under the Company’s operational control, including wet leases and contracting for other Air Carriers or Entities (government, military or commercial).

3.	Nothing in this Section shall preclude the Company from entering into a code-share agreement, a marketing agreement, an interline agreement, or a pro-rate or block space agreement, so long as such agreements do not result in the Furlough of any Crewmember on the System Seniority List.

C.	Exceptions to Paragraph B Above

1.	Paragraph B, above, shall not prohibit the Company from Dry Leasing aircraft to Air Carriers or Entities unaffiliated with Kitty Hawk Aircargo.

2.	Paragraph B, above, shall not restrict the Company’s right to utilize the following in operations governed by paragraph B.1 or flying governed by paragraph B.2:

a.	Qualified management personnel. If a qualified management person displaces a Crew Member from his Pairing, then the displaced Crew Member will be paid as if he had flown the Pairing from which he was displaced. Qualified management and maintenance personnel may also be utilized for FAR Part 91 Operations. Qualified management personnel include, for example, Chief Pilot, Vice President Flight Operations, Director of Training and Corporate Officers.

b.	Wet Lease and Subservice. No Crewmembers on the System Seniority List and on the payroll as of the date of ratification of this Agreement shall be furloughed as a result of any Wet Lease or Subservice. Wet leasing or Subservicing shall be allowed under the following circumstances:

i.	Short-term operations for periods not to exceed ninety (90) days. This exception shall apply to all types of aircraft including aircraft types operated by Kitty Hawk Aircargo, Inc.

ii.	Long-term operations exceeding (90) days, the Company may utilize aircraft other than those currently operated by Kitty Hawk Aircargo, Inc. in order to satisfy specifications contained in customer contracts or operational requirements.

iii.	Should the Company desire to extend any short-term wet-leases in excess of the limits imposed by b.i of this Section, then the Company, the Association, and the parties agree to meet and agree on the issue prior to extending any Wet Lease under Section b.i.

iv.	The Company may enter into a Wet Lease or obtain Subservice in the event of late delivery of newly acquired aircraft where the late delivery is not caused by the Company or in the event of the grounding by a government Entity of an aircraft fleet or aircraft series within a fleet.

c.	Pilots operating corporate aircraft used to support the Company’s operations (e.g., transport of parts or other Company employees) or executive travel.

d.	Crewmembers of aircraft lessors, aircraft manufacturers, or their contractors conducting delivery flights in connection with newly acquired aircraft.

e.	Crewmembers of aircraft lessors, aircraft manufacturers or their contractors conducting training of Company check airmen and/or instructors in connection with a newly acquired aircraft type.

D.	Successorship

This Agreement shall be binding upon any successor of Kitty Hawk Aircargo (including any holder of FAA Certificate No. GAIA199A, including without limitation, any merged Company or companies, assignee, purchaser, transferee, administrator, receiver, executor, and/or trustee of the Company (such Entity to be deemed a “successor”). The Company shall require a successor to assume and be bound by all the terms of this Agreement as a condition of any transaction that results in a successor. In the event the Company enters into an agreement that could lead to a successorship transaction, the Company shall (a) notify the Association, in writing, of the agreement within three (3) days after the execution of such agreement; and (b) provide the Association with a copy of the provisions of the agreement that bind the successor to the terms of the Agreement.

E.	Labor Protection

Unless otherwise agreed, the following provisions shall apply in the event of a successor transaction in which the successor is an Air Carrier or is an affiliate of an Air Carrier, or one in which the Company acquires control of another Air Carrier, and the surviving air carrier decides to integrate the pre-acquisition operations.

1.	The integration of the seniority list of the respective Crewmember groups shall be governed by Association merger policy if both Crewmember groups are represented by the Association. If the other group is not represented by the Association, Sections 2, 3, 12 and 13 of the Allegheny-Mohawk Labor Protective Provisions (“LPPs”) shall apply provided, however, that for purposes of this Agreement, the “20 days” provision in section 13(a) of the LPP’s shall be replaced with “10 days” and the “90 days” provision shall be replaced with “30 days”. The implementation of an integrated seniority list shall not result in a “system flush” (the rebid of all Positions) or any other action which would substantially increase the Company’s training costs. Further, any seniority integration agreement shall not contain provisions that would require the Company to maintain staffing in any Status greater than what it decides is necessary for the operation.

2.	The successor or the Company will not accept or implement an integrated seniority list unless it has been established pursuant to this Section.

3.	The respective Crewmember collective bargaining agreements shall be integrated into one (1) agreement as the result of negotiations among the Crewmember groups and the successor or Company. If a fully integrated agreement is not executed by the time a final and binding integrated seniority list is issued, the parties shall jointly invoke expedited interest arbitration under the timeline set out in paragraph G below to resolve the dispute. The System Board shall be limited in its award to the offers or Positions of the parties.

4.	Representation of the Crewmembers of the successor shall be determined by representatives of the employees in accordance with the Railway Labor Act.

5.	The aircraft (including orders and options to purchase aircraft) and the operations of each airline forming the successor shall remain separated until such time as both the Crewmember seniority lists are integrated and the Crewmember collective bargaining agreements are integrated in accordance with paragraphs E.1 and E.3.

6.	Pending the merger of the carriers and the integration of the Crewmember collective bargaining agreements and seniority lists, no Crewmember on the Seniority List shall be Furloughed or reduced in Status as a result of the merger.

F.	Fragmentation

In the event of a substantial asset sale, the Company shall make a good faith effort to have the transferee offer employment to Furloughed Company Crewmembers.

G.	Remedies

Any grievance filed by the Association or the Company alleging a violation of Section 1 shall bypass the initial steps of the grievance process and shall be heard and resolved through binding arbitration on an expedited basis directly before the Crewmember’s System Board of Adjustment sitting with a neutral arbitrator. The dispute shall be heard no later than fifteen (15) days following the submission to the System Board and decided no later than 30 days after submission, unless the parties agree otherwise in writing.

H.	MANAGEMENT RIGHTS

Except as expressly restricted by this Agreement, the Company retains all authority and the exclusive right to exercise management prerogatives, to enforce Company rules, regulations and orders previously or hereafter issued by the Company which are not in conflict with the provisions of this Agreement, to manage, modify or terminate (in whole or in part) its business and operations and to manage and direct its Crewmember work force, including but not limited to determination of staffing levels, the location of work and facilities, the Assignment of duties and methods, the nature of flight services and establishment of qualifications and performance standards.

SECTION 2

DEFINITIONS

“A Reassignment Day (ARD)” means a day(s) on which a Crewmember is subject to Reassignment.

“ACMI” shall mean the chartering or wet-leasing of an aircraft where the airline providing the aircraft provides the aircraft, crew, maintenance and insurance as part of the charter or wet-lease.

“Air Carrier” means an organization engaging in the transport of passengers and/or cargo by air as defined by and in accordance with the Federal Aviation Regulations or regulations of another country.

“A.M.E.” means an Aero Medical Examiner, designated by the FAA.

“Assignment” means any Company directed activity (e.g., Trip, Positioning, training, reserve duty).

“Average Block Time” means the one (1) year average of the actual Block Time for a Pairing (to account for seasonal winds).

“Awarded Bidline” means Bidline after resolution of conflicts between Bid Periods.

“Base” means a specific airport(s) designated by the Company where Crewmembers are assigned.

“Base Hourly Rate” means the Crewmember’s hourly rate as published in this Agreement for his Position and longevity with the Company.

“Bidline” means a record of all scheduled activities and Assignments for a Crewmember within a Bid Period, as awarded or as adjusted.

“Bid” or “Bid Period” means the first day of a Bid Period through and including the last day of a Bid Period. Each Bid Period shall be 56 days (excluding leap years) and there shall be 6 ½ Bid Periods in a calendar year. The Company may utilize twenty-eight (28) day Bid Periods (1/2 Bid Period).

“Block-to-Block” means the time from the moment the parking brake is released and the aircraft moves for the purpose of flight until the parking brake is set and the aircraft comes to a stop at the next destination.

“Calendar Day” means from 0000 hours to 2359 hours Zulu time.

“Captain” means a pilot who is in command of an aircraft and its crew while under the control and direction of the Company, and who is responsible for all phases of the operation of an aircraft including, but not limited to, the safety of the passengers, crew, cargo and aircraft; who is properly Qualified to command an aircraft; who holds the necessary currently effective airman certificates to serve as a pilot in command; and who holds a bid award or Assignment to such Position.

“Code Share Agreement” means the practice of the Marketing Carrier placing its Code on the services of the Operating Carrier.

“Consolidation” means the operating experience (OE) requirement set forth in FAR Part 121.434.

“Continental United States” means the forty-eight (48) contiguous United States.

“Co-terminals” means two or more airports served by Crewmembers within the same Base provided that any of the airports are no more than fifty-five (55) statute driving miles distance from each other.

“Credit or Credit Hour” means the amount of time, expressed in hours and minutes, used to calculate the value of an Assignment for purposes of Crewmember scheduling and pay.

“Credited and paid” means the Crewmember is entitled to pay for the Assignment and the Credit Hour value of the Assignment count towards such Crewmembers guarantee for the ½ Bid Period.

“Crewmember” means a Captain, First Officer, International Relief Officer, or Flight Engineer.

“Crewmember Drop/Add Program (CDAP)” is a means by which, during the Initial and the Daily Open Time bid process, Bidline holders may offer a Bidline Trip(s) for pick up, on a system wide basis, by Status, in seniority order, awarded in-Base first, by other Qualified Crewmembers or the Company.

“Critical Staffing Days” means Trips may not be dropped during the first three (3) days of a Bid Period nor during Critical Staffing Days designated by the Company. Critical Staffing Days will be designated by the Company prior to the beginning of each quarter.

“Day Off” for Pay purposes (not FAR purposes) means a Calendar Day at the Crewmember’s home free from all Duty with the Company.

“Deadheading” means an Assignment by the Company in which a Crewmember travels by air or surface transportation between two points for the purpose of Positioning for Company business.

“Declared Severe Operations (DSO)” means any event, including a meteorological condition, that significantly disrupts or that is predicted to significantly disrupt the total daily system Flight Segments.

“Displacement” means the replacement of a less senior Crewmember by a more senior Crewmember in a Status in accordance with the provisions of this Agreement.

“Domestic” means Continental United States, intra Hawaii and intra Alaska.

“Domicile” means the same as Base.

“Dry Lease” means the leasing of a Company aircraft to another Air Carrier or Entity without Crewmembers covered by this Agreement; provided, however, that such leasing shall not result in the Furlough of Crewmembers.

“Duty Period”, “On-Duty” or “On-Duty Period” means all time from when a Crewmember is required to report or actually reports, whichever is later, for the purpose of Positioning or serving as an active Crewmember on a flight until the Crewmember is Released for Rest after block-in of a working or Positioning flight or is Released for Rest if not used. Once commenced, an On-Duty Period shall run continuously until broken by a Rest period not less than required by Section 12 of this Agreement.

“Entity” means an organization (government, public, or private) or individual, not an Air Carrier, who may conduct transactions or business with the Company involving the use of aircraft and/or crews of either the Entity or the Company.

“Extra Crewmember” means a Crewmember who is declared as “Extra” in the event his Pairing is disrupted due to equipment substitution, cancellation, legalities, or a misconnect during a Declared Severe Operation (DSO).

“Ferry” means a Flight Segment without revenue flown for the purpose of Positioning an aircraft from one point to another.

“First Officer” means a pilot who is second in command, whose duties include, but are not limited to, assisting and/or relieving the Captain as required in the manipulation of the controls, including takeoff and landing, and in the navigation of an aircraft; who holds the necessary currently effective airman certificates to serve as second in command; and who holds a bid award or Assignment to such Position.

“Flag Stop” means an intermediate stop for the purpose of enplaning or deplaning cargo for revenue purposes.

“Flight Engineer” means a Crewmember or Second Officer who is third in command and who is responsible for the mechanical preflight acceptance and servicing of the aircraft and while en route for the safe and efficient operation of mechanical and electrical components and equipment of the aircraft; who holds the necessary currently effective airman certificates to serve in such capacity and who holds a bid award or Assignment to such Position.

“Flight Segment” means a takeoff from and subsequent landing at the same or a different airport.

“Furlough” means the removal of a Crewmember from active duty as a Crewmember due to a Reduction In Force, in accordance with this Agreement, or the period of time during which such Crewmember is not in the active employ of the Company as a Crewmember due to such a Reduction in force.

“International” means all locations in the world not defined as Domestic.

“International/Relief Officer” (IO) means a Captain or First Officer who serves as an additional Crewmember on two-pilot aircraft as required by Federal Aviation Regulations and who possesses a type rating for that aircraft. When actually serving as an IO, such Captain or First Officer shall be second in command.

“Irregular Operations” means a variance or change to a scheduled Pairing due to mechanical, weather, ATC, late aircraft arrival, late fuel, or late paperwork delays that are beyond the control of the Company. A DSO is not an Irregular Operation.

“Lead-In Trip” means any Pairing that is scheduled to depart in one Bid Period and scheduled to end in the following Bid Period.

“Leg” means the same as Flight Segment

“Letter of Agreement” means a voluntary agreement made from time to time between the Association and the Company to change or amend this Agreement and that does not require a vote of the Associations membership.

“Management Crewmember” means any Crewmember listed on the Company seniority list who is assigned to perform management or supervisory duties and who would otherwise be Qualified to hold a Position as a line Crewmember.

“MEC” means the Master Executive Counsel of the Association.

“Marketing Agreement” means when one air carrier or entity markets its services on another air carrier or entity.

“Minimum Daily Guarantee” means the minimum credit hours that a Crewmember shall receive for an assigned Duty Day.

“Open Time” means all Open Time resulting from the removal of scheduled Pairing conflicts (i.e. lead-in conflicts, legality, vacations, leaves of absence, sick, training, jury duty, Association Business, military reserve duties, currency requirements, equipment changes, Reserve assignments and all known absences, etc.) from awarded Bidlines. (Includes open Trips from published bid package, additional confirmed flying not published in bid package, and Pairings constructed for the purpose of simulator seat support or reserve duty.

“On-Duty” means the same as Duty Period “On-Duty Period” see Duty Period.

“Original Pairing or Original Trip” means the first time a Trip is placed in a Crewmember’s Schedule including awarded Bidline, open time award, Trip Trade, voluntary or involuntary junior Assignment, etc.

“Pairing” means a grouping of flight Legs and/or Positioning Legs.

“Pilot” means Captain, First Officer or Second Officer/Flight Engineer. “Position” means Captain, First Officer or Flight Engineer.

“Positioning” means the same as Deadheading.

“Qualified” means that a Crewmember requires no training, check or qualification update (e.g., landings, medical, etc.) in order to immediately operate as a working Crewmember on a Company flight.

“Reassignment” means a change to a Crewmember’s Schedule from the Awarded Bidline.

“Reduced” means the removal of a Crewmember from his Status at a Base due to his lack of sufficient seniority to retain a slot in such Status at such Base.

“Reduction” means the process whereby a Crewmember is Reduced.

“Release” means Release from duty for Rest at the conclusion of an On-Duty Period or being temporarily relieved by the Company of reserve obligations. Release from an On-Duty Period shall normally be thirty (30) minutes following block-in of the final flight Leg or Positioning Leg of the On-Duty Period unless other duties require a longer period.

“Report Time” or “Show Time” means the time a Crewmember is required to report or actually reports, whichever is later, for Duty with the Company.

“Requalify” means to complete any training, check, or qualification update necessary to bring a Crewmember to complete currency on all qualifications so that such Crewmember is Qualified.

“Reschedule” means a change to a Crewmember’s Pairing due to operational reasons (other than fuel, tech stops, weather or emergency diversions).

“Reserve” means a Crewmember is available for Assignment by the Company at his home within the Continental US.

“Airport Reserve” or “Hot Reserve” means a Crewmember is available for Assignment by the Company, in uniform and at a specific location designated by the Company for immediate Assignment.

“Hotel Reserve” means a Crewmember is available for Assignment by the Company while staying at a hotel provided by the Company and is not considered Hot Reserve.

“Rest” means a continuous period of time that is free from all Duty and required by either the FARs or this Agreement.

“Minimum Rest” means the continuous and uninterrupted (by the Company, except for notification of family type emergencies or of delayed Report Times) as provided for within this Agreement) period of time that is free from all duty and required by either the FARs or this Agreement.

“Schedule” means all Trips for which a Bidline holder is responsible regardless of the method by which he is assigned or awarded the Trip. Once a Trip is assigned or awarded, it is part of a Crewmember’s Schedule.

“Short Term Training” means a training session that is less than a full day but greater than two (2) hours.

“Show Time” means the same as Report Time.

“Standby Duty” means required to be at or near an Airport when not scheduled to position or operate a flight.

“Standing Bid” means the process by which a Crewmember requests the Status and Base that he desires.

“Status” means the Position, Base and equipment held by a Crewmember.

“Tail-end Ferry” means an additional outbound Ferry flight at the end of a Pairing that was not originally scheduled in the monthly Crew Bid Package or Original Pairing Assignment.

“Time Away From Base (TA or TAFB)” means all the time measured from actual or scheduled Report Time, whichever is later, at the Crewmember’s Base, to scheduled or actual Release time, at the Crewmember’s Base, whichever is later.

“Training Commencement Date” means the first day that a Crewmember begins training.

“Trip” means the same as Pairing.

“Vacancy” means an unfilled Status established by the Company, which may be filled by bid award, Assignment or new hire.

“Wet Lease or Subservice” means the utilization by the Company of another Air Carrier’s aircraft and crews that are not covered by this Agreement, in the service of Kitty Hawk Aircargo.

SECTION 3

COMPENSATION

A.	Rates of Pay

Crewmembers shall be paid for each Credit Hour in accordance with the following Base Hourly Rates except as otherwise provided within this Agreement. The following Base Hourly Rates shall apply to all aircraft flown or operated by the Company.

Year	Captain	First Officer	Flight Engineer

1		60.00	60.00

2	112.86	81.21	71.54

3	117.69	84.54	74.42

4	120.58	86.70	76.15

5	123.46	88.86	78.08

6	126.73	91.02	80.00 (Effective upon Implementation)

7	129.81	93.17	81.92 (Effective upon Implementation)

8	133.08	95.53

9	136.54	98.08

10	140.00	100.43

11	143.46 (Effective upon Implementation)

12	146.92 (Effective upon Implementation)

13	150.38 (Effective upon Implementation)

14	153.85 (Effective upon third anniversary of Implementation)

15	157.31 (Effective upon third anniversary of Implementation)

16	160.77 (Effective upon third anniversary of Implementation)

17	164.23 (Effective upon sixth anniversary of Implementation)

18	167.69 (Effective upon sixth anniversary of Implementation)

19	171.15 (Effective upon sixth anniversary of Implementation)

20	174.62 (Effective upon sixth anniversary of Implementation)

B.	Longevity

1.	Longevity as a Crewmember with the Company shall commence as of the date of hire as a Crewmember with the Company.

2.	Longevity increases shall be effective on the anniversary of the date of hire as a Crewmember, except as otherwise stated in this Agreement.

C.	International Pay

A Crewmember who operates any Flight Segment whose scheduled Average Block Time exceeds six (6) hours shall receive a ten percent (10%) override to the Average Block Time.

D.	General

All references in this Agreement to Pay and Credit Hours shall mean Pay and Credit Hours towards the Minimum 28 Day (½ Bid Period) Pay Guarantee unless expressly stated that such Pay and Credit shall be in addition to the 28 Day Pay Guarantee.

SECTION 4

MINIMUM GUARANTEE AND OTHER PAY PROVISIONS

A.	28 Day Pay Guarantee (1/2 Bid Period)

Except as otherwise provided in this Agreement, the minimum twenty-eight day guarantee is forty (40) Credit Hours at the Crewmember’s base hourly rate.

B.	Pay Credit

Crewmembers shall be Credited for each Pairing as follows:

1.	Average Block Time for the Pairing. Average Block Time is the one (1) year average of the actual Block Time for a Pairing (to account for seasonal winds). For new Pairings, the average Block Time shall be the scheduled Block Time subject to review after six (6) months and again after twelve (12) months and thereafter annually. For ACMI or Charter flights, the pay Credit shall be the Scheduled Block Time; provided, if the actual Block Time exceeds the Scheduled Block Time and the Company is paid by the contracting party for the excess Block Time, then the Crewmembers shall be Credited with the actual Block Time.

a.	Air Returns. If a Trip departs and is required to return to its point of departure due to mechanical or operational issues, the Crewmember shall receive the Credit Hour value of the actual Block Time flown for the air return.

2.	Deadhead/Positioning Credit

a.	The Crewmember will receive 100% Credit for the Average Block Time when Deadheading on Company aircraft or aircraft operated or aircraft contracted by the Company. If a Crewmember is repositioned by surface transportation at the request of the Company for an Assignment and such surface transportation is more than one hundred (100) driving miles, then the Crewmember shall receive Credit for the Average Block Time (flight) of that surface transportation.

3.	Minimum Pay

a.	A Crewmember who reports for an Assignment and whose Assignment is subsequently cancelled and is not Reassigned shall be credited with the greater of the Credit Hours of the Trip(s) he was scheduled to fly or two point eight-six (2.86) hours of pay.

b.	A Crewmember, for each ½ Bid Period shall receive the greater of:

i.	forty (40) Credit Hours;

ii.	the total of the Average Block Times Scheduled on his Awarded Bidline, or the total Average Block Times of the Trips flown, whichever is greateror;

iii.	the total of two point eight-six (2.86) Credit Hours of pay for each day that the Crewmember is not at his home and on Assignment. during the ½ Bid Period.

C.	Minimum Pay and Credit for Reserve Assignments (R and Hot or Airport Reserve)

1.	Reserve Availability. A Crewmember scheduled for a Reserve Assignment must be immediately available for Assignment by the Company.

2.	A Crewmember who is unavailable for Reserve Assignment due to illness must immediately notify the Company of his illness.

3.	Reserve Credit.

A Crewmember on Reserve at his home shall receive no Pay Credit if he is not assigned a Pairing. If the Crewmember is assigned a Pairing, or Assigned Reserve at other than his home while scheduled for Reserve shall receive the greater of two point eight-six (2.86) Credit Hours or the Average Block Time flown.

4.	Reserve Credit Hotel Reserve

A Crewmember who is Scheduled by the Company to be on Reserve at a location other than his home, the Reserve day shall be counted as a day worked (not a Day Off) for purposes of calculating Minimum Pay in paragraph B(3)(b) above if the Crewmember is not Assigned a Trip.

5.	Airport Reserve.

The Crewmember shall be credited the greater of three and one-half (3.5) credit hours or the Average Block Time flown.

D.	International Relief Officer and Augmented Crewmember On Two Pilot Aircraft

1.	First Officers transitioning to new aircraft types that may be acquired by the Company may be required to undergo training to receive Type Ratings in the aircraft.

2.	The Company may utilize Type Rated First Officers as augmented Crewmembers (IRO’s). When utilized as an augmented Crewmember (IRO) the First Officer will be paid his Base Hourly Rate plus International Pay if applicable. A Captain utilized as an augmented Crewmember (IRO) shall be paid his Base Hourly Rate plus International Pay, if applicable.

E.	Training Pay

1.	Recurrent and other Short Term Training

Crewmembers shall be Credited the greater of two point eight-six (2.86) hours per day to attend recurrent or other Short-Term training or the Credit Hour value of the Trip(s) missed.

2.	Initial, Transition and Upgrade Training

a.	The minimum 28 Day Guarantee for a Crewmember that receives initial, transition or upgrade training is forty (40) Credit Hours.

b.	If a Crewmember is in initial, transition or upgrade training for an entire ½ Bid Period, he shall be Credited forty (40) Credit Hours.

c.	If a Crewmember is in initial, transition or upgrade training for less than an entire ½ Bid Period, he shall be Credited the greater of:

i.	forty (40) Credit Hours, or

ii.	the sum of pay and Credit for his non-training duty plus two point eight-six (2.86) Credit Hours pay Credit for each day of training.

d.	In no event shall a Crewmember receive pay above the forty (40) hour Bid Period Guarantee if he fails either the ground school or simulator portion of his training.

3.	Reassignment Due to Training

If a Crewmember is Reassigned due to IOE, line check or other training event in the aircraft, he will be pay protected for his Trip and placed on Reserve. If the Crewmember subsequently flies, he will be paid the greater of the Credit Hours for the original Trip he was Reassigned from or the Actual Credit Hours for the Trip subsequently flown.

F.	Pay Overrides

1.	Check Airman Override Pay

a.	A Company designated Check Airman shall be paid the greater of one hundred and twenty-five percent (125%) of his Base Hourly Rate for Credit Hours flown while acting as a Check Airman or four hundred dollars ($400) per calendar month. If the former is greater than the latter for any calendar year, the Check Airman shall be paid the difference within the first three (3) weeks of the January for the previous year.

b.	A Company Designated Examiner shall be paid the greater of one hundred and twenty-five percent (125%) of his Base Hourly Rate for Credit Hours flown while acting as a Designated Examiner or six hundred dollars ($600) per calendar month. If the former is greater than the latter for any calendar year, the Designated Examiner shall be paid the difference within the first three (3) weeks of January for the previous year.

2.	Two Engine Ferries for Three Engine Aircraft

A Crewmember who operates a two engine ferry for an aircraft that has three engines shall receive one hundred and fifty percent (150%) of his Base Hourly Rate for the two engine ferry Flight Segment.

3.	Maintenance Test Flights

A Crewmember who performs a maintenance test flight shall be paid one hundred and twenty-five percent (125%) of his Base Hourly Rate for the maintenance test flight.

4.	Acceptance Test Flight

A Crewmember who performs an acceptance test flight for acceptance of a new aircraft onto the Operations Specifications shall receive one hundred and fifty percent (150%) of his Base Hourly Rate for the acceptance flight.

5.	For purposes of calculating premium pay under paragraphs 2, 3 and 4 above, pay and Credit shall be the greater of the actual Block Time or two point eight-six (2.86) Credit Hours.

6.	Ground Repositioning

A Crewmember who repositions an aircraft on the ground (from one point on an airport to another) shall receive one-half (0.5) Credit Hours.

G.	Miscellaneous Pay Rules

1.	A Crewmember on a paid sick leave day(s) shall receive the Credit for a missed Trip(s) that falls within the Calendar Day(s) of the paid sick day(s). Crewmembers, at the Company’s discretion may be required to provide a note to the Company from a qualified Physician validating the reason for the sick leave for illnesses that exceed three (3) days sick time usage.

2.	Jury Duty Pay

A Crewmember shall be pay protected for missed Trips because of jury duty.

3.	Bereavement Pay

A Crewmember shall be pay protected for Missed Trips while on a Bereavement Leave. Bereavement Leave shall be in accordance with the Team Member Guide.

4.	Missed Assignment (e.g., no show). A Crewmember’s Minimum Guarantee will be reduced by the Credit value of the Missed Assignment(s). If a Crewmember is unavailable during Reserve, the Crewmember’s Minimum Guarantee will be reduced by the Credit Hour value of the Missed Trip.

5.	Credit Cap.

Crewmembers shall not be allowed to Bid for Open Time that would result in their actual ½ Bid Period Flight Time exceeding eighty (80) flight hours.

6.	Holiday Pay

A Crewmember who is on a Pairing, out of Base, on Reserve or in training on any of the following designated holidays shall receive, one hundred and fifty percent (150%) of his Base Hourly Rate: January 1, Memorial Day, July 4, Labor Day, the Crewmember’s Birthday, Thanksgiving Day (and the day after Thanksgiving Day for Crewmembers with five years or more seniority), and Christmas Day. If feasible, the Crewmember, for Christmas and Thanksgiving can forego Holiday Pay and instead receive a plane ticket home only if the Crewmember is scheduled to finish his Trip later than 12:00 PM local time on the day before Christmas Day or the day before Thanksgiving Day.

7.	Report Pay

When a Crewmember reports for Duty and does not operate a flight or Deadhead, he shall receive two point eight-six (2.86) hours Pay Credit at the Crewmember’s Base Hourly Rate.

8.	Cancelled Flight Pay

A Crewmember will be pay protected for any cancelled Flight Segments on his awarded Bidline. A Crewmember may be Reassigned if his Trip is cancelled and will receive the greater of the Credit Hour value of the cancelled Trip or the Credit Hour value of what he flew.

9.	Vacation Pay.

A Crewmember shall be paid the Credit Hour value of the Trip(s) he was Assigned during his vacation day(s).

10.	Displacement Due To Training

A Crewmember who is displaced from his Bid Schedule due to IOE, Line Checks or similar training events will be pay protected for the Segments that he was displaced from. The Crewmember may also be Reassigned by the Company, and, if Reassigned, shall receive the greater of the pay credit for the Trip he was displaced from or the Flight Segments flown while Reassigned.

H.	General

1.	Pay Date

a.	Paychecks shall be issued bi-weekly.

b.	Crewmembers shall have the option to elect automatic/electronic deposit of their paychecks.

c.	The Company shall mail to each Crewmember’s address on file, either their paycheck or paycheck statement (automatic/electronic deposit). It is the Crewmember’s responsibility to keep their contact information current with the Company on the appropriate form available from Team Resources.

d.	The Company shall furnish Crewmembers with a statement of their 28 Day Bid Period activity (Pay Activity Report) and their 28 Day Bid Period earnings activity (Crew Pay Summary).

2.	Pay Discrepancies

The Company will reconcile any payroll discrepancy within seven (7) business days after submission to the Flight Operations Administrator of a Pay Discrepancy Report available through the Company’s Intranet. If the shortage is equal to two (2) hours pay or less, such amount shall be added to his next check. If the shortage is more than two (2) hours pay, at the Crewmember’s request, a special check will be issued and forwarded to the Crewmember by overnight mail or will be deposited directly to the Crewmember’s designated account.

3.	Should the Company implement a formal stock option plan, Employee Stock Ownership (ESOP) and/or profit sharing/bonus plan for all nonmanagement employees, Crewmembers shall be included as participants in such plan(s).

SECTION 5

EXPENSES

A.	Per Diem

1.	Per diem shall be paid for any day that a Crewmember is On-Duty or is Assigned Duty by the Company.

2.	Crewmembers shall receive per diem as set forth below for each day, or portion thereof, while on an Assignment and at least fifty (50) miles from their Home (including new hires while in training).

3.	A Crewmember attending training at least fifty (50) miles away from his Home shall receive the appropriate per diem rate for each day of training, including days spent in travel to/from training (including new hire Crewmembers in training).

4.	The fifty (50) mile limit shall be determined by utilizing driving distances via Mapquest or an equivalent service.

5.	For purposes of this section:

a.	The International per diem rate shall apply only to days where the Crewmember is on a layover in an International location.

b.	For per diem purposes, Alaska and/or Hawaii shall be considered as International destinations.

c.	The Company may, from time-to-time, and at its sole discretion, elect to set a per diem rate greater than what is set forth in this Agreement for certain International destinations. The period of time that such greater rate may apply for a specific International destination shall be determined by the Company. The Company’s exercise of its rights to set a greater per diem rate under the provisions of this paragraph for certain destinations and for certain periods of time shall not constitue a precedent or past practice.

d.	The daily per diem paid under this provision is for meals, incidental expenses, and service related tips.

6.	Per Diem Rates

a.	Domestic Per Diem shall be paid at the rate of:

$40.00 Per Day Effective on the date of ratification of this Agreement

$44.00 Per Day Effective on the two (2) year anniversary of ratification of this Agreement

$48.00 Per Day Effective on the three (3) year anniversary of ratification of this Agreement

b.	International Per Diem shall be paid at the rate of:

$60.00 Per Day Effective on the date of ratification of this Agreement

$64.00 Per Day Effective on the one (1) year anniversary of ratification of this Agreement

$68.00 Per Day Effective on the two (2) year anniversary of ratification of this Agreement

B.	Hotel Accommodations

1.	The Company shall provide single occupancy accommodations for Crewmembers as follows:

a.	When on Duty, in Base, on a scheduled layover and more than fifty (50) miles from their home

b.	When in training of more than two (2) hours and the Crewmember is more than fifty (50) miles from their home.

c.	For new hire Crewmembers while in initial training.

d.	In-Base during an adverse weather alert or Declared Severe Operation at the Company’s sole discretion.

2.	The Company shall contract to provide at hotels rooms:

a.	that are clean, sanitary, and habitable;

b.	that are reasonably safe and secure;

c.	that are available at the Crewmember’s scheduled time of arrival;

d.	that have climate controlled on an individual basis;

e.	that are suitable for daytime sleepers;

f.	that are equipped with full-size or larger beds;

g.	that have restaurant(s) that are available on the premises or within reasonable walking distance, and;

h.	that have local transportation provided by the facility, or in the alternative, a Company provided, one rental car per crew.

3.	The company shall maintain a list of approved accommodations for each location where crews may require lodging and in addition, shall also provide a list of suitable alternate accommodations.

4.	The Association will establish and maintain a Hotel Committee to review and suggest modifications to the Company’s list of approved hotels.

5.	If hotel rooms are not clean and available for check-in within forty-five (45) minutes after arrival at the hotel and after advising Crew Scheduling of the situation, a Crewmember may obtain other accommodations at a comparable and reasonable cost and claim reasonable actual lodging and transportation expenses on a Company expense form supported by receipt.

C.	Transportation

1.	Layover Transportation

a.	The Company shall provide for work related transportation between airports and lodging facilities when such transportation is not provided by the lodging facility. The Company will make every effort to pre-arrange transportation; however, in the event it is not feasible to make these arrangements, on a case-by-case basis, the Crewmember may be authorized by Crew Schduling to utilize local transportation (e.g., taxi or limo). The Company will reimburse the Crewmember, with receipt, for the cost of such transportation.

b.	No Crewmember will be required to wait more than forty-five (45) minutes after block-in for Company arranged or complimentary transportation to or from a layover hotel. If the transportation arranged by the Company or the hotel does not or cannot respond within the forty-five (45) minutes, the Captain, or his designee, may obtain transportation (e.g., taxi or limo) for the entire crew, after advising crew scheduling of the transportation problem. The Company will reimburse the Crewmember(s) for expenses incurred for such transportation.

2.	Co-Terminal Transportation

Whenever a Pairing is constructed so that it originates at one Coterminal airport and terminates at a different Co-terminal airport, the Company shall provide transportation between the airports.

3.	Terminal Transportation

Whenever a Crewmember requires transportation to or from the passenger terminal to the cargo terminal for travel by commercial flight, the Company will arrange such transportation, or at the Company’s request, the Crewmember(s) will utilize local transportation (e.g. taxi) and the Company will reimburse the Crewmember(s) for expenses incurred for such transportation.

D.	The Company shall provide an adequate crew lounge facility, including sleep accommodations, at its FWA hub as well as any other hub that the Company may open in the future, all in accordance with current practice.

1.	At the minimum, the Company shall insure that crew rest facilities are:

a.	Clean and sanitary

b.	Climate controlled

c.	Accessible to food and drinks

d.	Equipped with restrooms that have running water

2.	The company shall request that any ACMI customer of the Company meet or exceed the standards set forth in Paragraph D, above.

3.	The company shall endeavor to provide adequate facilities at all locations where Kitty Hawk Aircargo flights have intermediate stops.

E.	Crew Meals

1.	The company shall provide Crewmembers with crew meals for any Flight Segment that is scheduled to exceed six (6) hours of scheduled flight time.

2.	Crew meals shall be appropriate for the time at which they are served.

3.	Water or beverages will be provided for the Crewmembers at the FWA facility.

4.	A crew will not be required to go more than 8 hours without access to food and beverages or food and beverages provided by the Company at the Crewmembers request while away On-Duty.

5.	All Crewmembers will be guaranteed access to a nutritious meal at least once during each 24 hour period.

6.	A Crewmember has “access to meals/food” if the duty period originates, transits, or terminates at a station that has an eating facility at which food is available (e.g., cafeteria in the FWA hub).

7.	The Company shall provide for cafeteria type services at Ft. Wayne or any additional hubs that may be operated in the future in accordance with current practice.

F.	Uniforms

1.	Crewmembers will be provided with four pilot shirts per year, at no cost to the Crewmember, or the Crewmember may be reimbursed by the Company for up to $60 for the cost of the shirts per year at the pilot’s discretion. In addition, Crewmembers will be provided with one(1) pair of trousers every twelve (12) months on the Crewmember’s anniversary.

2.	Crewmembers will be furnished with epaulets and items featuring a company insignia or logo that are a part of the uniform.

3.	Uniform items that the Crewmember is required to purchase, such as leather jackets will be paid 50% by the Company and 50% by the Crewmember. At the Crewmember’s option, he may elect to make his purchases via a payroll deduction plan, with deductions not to exceed $25 per pay period and zero rate of interest on the balance of the amount due.

4.	The Company will pay the full cost to replace or repair any required uniform item that is damaged in the course of a Crewmember performing his duties excepting normal wear and tear.

5.	The Company, with input from the Association, will select the required pants and epaulets and the vendors from which they will be purchased.

6.	At the Crewmember’s request, the Company will pay 50% of the replacement cost of the leather jacket every six (6) years from the date of ratification of this Agreement.

7.	A uniform shall consist of Company approved trousers and ties, pilot shirts, epaulets, black shoes and Company provided logo’s and insignia’s.

G.	Miscellaneous

1.	The Company shall reimburse Crewmembers for expenditures incurred for government charges (e.g., a head tax) resulting from travel required by the Company.

2.	The Company will reimburse a Crewmember for the cost of one necessary renewal of his U.S. passport during the life of this Agreement. For Crewmembers holding only a foreign passport, the Company will provide an amount equivalent to the cost of renewal of a U.S. passport for the renewal of foreign passports.

3.	A Crewmember shall be reimbursed for actual and reasonable expenditures incurred on behalf of the Company or in furtherance of Company purposes.

a.	A Crewmember making such expenditures shall be entitled to reimbursement by the Company.

b.	In order to claim a reimbursement, a Crewmember must submit receipts to the Chief Pilot or Director of Operations verifying the expenditure within 60 days after the time that the expenditure was incurred.

c.	Once proper documentation has been submitted and approval of the expenditure has been given by the Vice President of Operations, payment shall be made within seven (7) business days.

H.	Cellular Telephones and Pagers

1.	Crewmembers provided with cellular telephones by the Company shall be responsible for the cost of all calls and messages beyond those allowed as inclusive in the Rate Plan (additional minutes), unless otherwise authorized by the Chief Pilot or Vice President of Flight Operation. Rate plans shall not be less than 400 minutes.

2.	The Company shall be responsible for the monthly cost of pagers.

3.	A Crewmember who loses their cellular telephone or pager will be responsible for the replacement cost, which may be payroll deducted in $25 increments.

SECTION 6

MOVING EXPENSES

A.	Eligibility

Crewmembers that are involuntarily displaced or Reduced from their Status at a Base shall be eligible for Company paid moving expenses as set forth below.

B.	Limitations

1.	In order to be eligible for moving expenses under this Section:

a.	The Crewmember must actually move his or her permanent residence.

b.	The Crewmember must move from his or current residence to a location that is within fifty (50) driving miles of the airport that constitutes the Company assigned domicile.

c.	The Crewmember must move at least 100 miles from his or her previous residence.

2.	A limit of six thousand dollars ($6,000) shall be placed on a Crewmember’s moving expenses, including househunting expenses. This limit is not cumulative and applies individually to each eligible actual move.

3.	A move must be in conjunction with a Crewmember’s involuntary change of domicile. Any time that a Crewmember’s domicile changes involuntarily, he or she is entitled to reimbursement for the actual move to the new domicile.

4.	Receipts for moving expenses must be presented to the Director of Operations or the Chief Pilot within 60 days of the date that move occurred. All expenses must be documented in order to receive reimbursement. The following expenses, subject to the limitations in paragraph B., 2., above, are reimburseable:

a.	The cost of a moving van or rental of a suitable truck and the cost of packing household goods for safe transportation to the Crewmember’s new domicile.

b.	Mileage at the rate established by the Company to drive the Crewmember’s personal vehicle and a spouse’s vehicle to the Crewmember’s new domicile.

c.	The reasonable cost of meals and lodging en route to the Crewmember’s new domicile.

5.	Moves must be completed within one (1) year of a Crewmember’s report date at his new Base. Such one year limit may be extended by the Company in individual situations where unusual extenuating circumstances warrant such an extension.

6.	Moving expenses apply only to moves within the Continental United States. Should moves outside the Continental United States be contemplated in the future, the parties agree to meet and negotiate appropriate expense reimbursement provisions.

C.	Miscellaneous

1.	The mileage used to determine the applicable maximum shall be the most direct Mapquest (or similar service) mileage between the points.

2.	If requested, the Company will assist a Crewmember in arranging for a moving Company that will provide a discount for movement of household goods. The actual costs will be paid by the Crewmember, but are reimbursable by the Company up to the limits set forth above.

3.	Eligible Crewmembers may receive an expense advance of up to one—third (1/3) of their maximum reimbursable limit subject to the following:

a.	There may be more than one expense advance, provided that the total of all advances do not exceed the one-third limit.

b.	In order to obtain an advance, a Crewmember must submit a signed purchase agreement, a signed lease, or other proof acceptable to the Company that demonstrates that the move complies with this Section.

c.	When a Crewmember obtains an expense advance, he must submit receipts for moving expenses or return any funds not covered by receipts.

SECTION 7

VACATIONS

A.	Vacation Accrual

1.	Vacation shall be accrued based upon a Crewmember’s longevity with Kitty Hawk Aircargo as follows:

a.	Crewmembers shall be credited with eighty hours of vacation upon the first anniversary of their employment at Kitty Hawk Aircargo and at subsequent anniversaries thereafter, through their fourth anniversary.

b.	Upon the fifth anniversary of their employment up to the tenth anniversary, Crewmembers will be credited with one-hundred-and-twenty hours of vacation per year.

c.	Upon the tenth anniversary of their employment and thereafter Crewmembers will be credited with one-hundred-and-sixty hours of vacation per year upon their Anniversary.

2.	Vacation will be credited to the Crewmember’s vacation account in the first pay period following the Anniversary date of his employment.

3.	Crewmembers may not accrue more than 160 hours of vacation time. Upon each Crewmember’s Anniversary date, any vacation previously accrued and any vacation to be granted upon the Crewmember’s anniversay date cannot, taken together, equal more than 160 hours. Any vacation accrued after granting of the annual vacation accrual exceeding 160 hours shall be forfeited except as provided in paragraph 4(d) below .

4.	Crewmembers may not sell accrued vacation time back to the Company except as follows:

a.	A Crewmember who after the Initial and Secondary Vacation Bids are complete is not awarded vacation and who does not utilize his vacation by his next Anniversary may sell his vacation to the Company at his Base Hourly Rate or may keep the vacation in his vacation bank so long as the total in his bank does not exceed one hundred and sixty (160) hours, at the Crewmembers discretion.

b.	If a Crewmember bids a vacation and all or part of the vacation falls on his day(s) off, then if the Crewmember cannot utilize or reschedule his annual vacation award by his Anniversary date, via the open vacation time board, due to the lack of Open vacation Time, he may sell his vacation to the Company at his Base Hourly Rate or may keep the vacation in his vacation bank so long as the total in his bank does not exceed one hundred and sixty (160) hours, at the Crewmembers discretion. For the purpose of selling vacation each eight (8) hours of vacation time shall be worth three and one-half (3.5) Credit Hours.

c.	Notwithstanding the above, awarded vacations will not be affected by Trip Trades. A Crewmember may not Trip Trade to avoid taking scheduled vacation nor may a Crewmember trade a scheduled vacation Day(s) to avoid having to take the vacation and forcing the Company to buy back his vacation.

d.	For Crewmembers that as of the date of ratification of this Agreement or who will, within six (6) months of the date of ratification of this Agreement, have or will have more than one hundred and sixty (160) hours of vacation time accrued, they will be granted four (4) years in which the vacation time in excess of the one hundred and sixty (160) hour limit must be utilized. At the end of the four (4) year period, any vacation time accrued in excess of the one hundred and sixty (160) hour limit will be forfeited.

B.	Vacation Bidding Procedures

1.	Vacation Bids shall be announced on the Kitty Hawk Aircargo, Inc. bidding website by November 15th for the following calendar year. In addition, a paper copy shall be made available to all Crewmembers at the FWA hub. All Open vacation time will be posted on the Kitty Hawk Aircargo, Inc. Bidding website.

2.	Bids will be announced by December 15th for the following year. Crewmembers will bid an Initial and Secondary Vacation Bid. The initial vacation bid will be for no more than two weeks and no less than one (1) week, with no less than four and one-half percent (4.5%) (odd numbers will be rounded down) Crewmembers per seat allotted vacation in any one week. Upon completion of the Initial Vacation Bid, a Secondary Vacation Bid will be performed. The Secondary Vacation bid will be for no more than two weeks and no less than one (1) week. For bidding and vacation accrual purposes, one (1) week of vacation (seven days) is charged at forty (40) vacation hours. Each individual vacation day is charged at eight (8) vacation hours for vacations less than one (1) week.

3.	Bids will be submitted via the internet bidding facility or for those Crewmembers not having computer access, the bid may be faxed to the Chief Pilot’s Office. Awards will be made on the basis of seniority, when multiple Crewmembers bid for the same vacation week.

4.	Unless otherwise authorized by the Company, there will be no vacations granted from Thanksgiving through New Year’s Day.

5.	A Crewmember may be advanced up to forty (40) hours of vacation for up to ninety (90) days prior to earning the vacation.

C.	Use of Vacation Time

1.	Vacation time shall be used at a rate of eight hours per scheduled Zulu day of flying.

2.	Vacation may be bid for and used as described above, in addition it may also be used in the event that a Crewmember exhausts his or her sick leave account and is not medically able to fly.

3.	A Crewmember may also take an unscheduled day of vacation to attend to personal business so long as there are adequate reserve Crewmember available to cover his or her absence and the reserve Crewmember can be transported to the departure city in time to cover the scheduled flight

4.	Crewmember’s may also Bid for Open Vacation Time that may become available on a first come first serve basis.

D.	Vacation Cancellation

1.	Should the Company require a Crewmember to move or cancel his awarded vacation period and such Crewmember has incurred a nonrefundable charge for reservations or accommodations for that vacation period, the Company will, reimburse the Crewmember, if appropriate, for any forfeited deposits for which the Crewmember has receipts or other proof of incurred expense.

2.	The Company shall give a Crewmember at least twenty-one (21) days notice of cancellation or movement of his vacation period unless the Crewmember consents to a shorter notice.

3.	In the event the Company needs to move or cancel vacation periods within a Bid Period(s), the process shall be accomplished in inverse seniority order at each affected Base within each affected Status from among those Crewmembers with vacation periods that fall within the designated vacation period(s) of the Bid Period. If a Crewmember’s vacation is cancelled by the Company, the Crewmember will have the option of rescheduling his vacation if there is any open vacation time, accrue his vacation in his vacation bank so long as the total in his bank does not exceed one hundred and sixty (160) hours or sell his vacation to the Company at his Base Hourly Rate, all at the Crewmember’s discretion.

SECTION 8

DEAD HEADING

A.	Jumpseat Travel

1.	Crewmember’s traveling to or from a Trip, to their Base or to their home shall have priority over all Company employees when reserving the jumpseat more than twenty-four hours prior to scheduled departure time of the flight. Within twenty-four (24) hours of the scheduled departure time, pilots shall have the priority established by the Company with respect to jumpseat priority. Nevertheless, Crewmembers shall not have priority over revenue when bumped due to weight restrictions.

2.	If a Crewmember holds a Jumpseat reservation on a Company or Company contracted aircraft and the flight is cancelled or diverted or the Crewmember is bumped due to weight restrictions, the Crewmember shall not be penalized for not reaching his Assignment. However, the Company may elect to purchase a plane ticket for the Crewmember to his ultimate destination or to a location where a Company Jumpseat is available, at the Company’s discretion.

3.	The Company will not require Crewmember’s to utilize the jumpseat of another airline (except other airlines whose aircraft are wetleased/chartered to the Company) for Company business.

SECTION 9

MISCELLANEOUS

A.	Legal Representation. The Company shall provide, at the Crewmember’s option, legal representation at the Company’s expense for any FAA enforcement action or Letter of Investigation resulting from the Crewmember’s performance of his duties with the Company up to and including an appeal to the NTSB.

SECTION 10

TRANSFER TO A MANAGEMENT

OR A NON-FLYING POSITION

A.	Transfer to or from a Non-Line Position

A Crewmember transferred to a management or to a non-flying position with the Company shall retain and continue to accrue all seniority (System, pay and benefit). Such Crewmember shall be permitted to return to line flying in accordance with his seniority. The return to active line flying by a Crewmember from a management or non-flying position shall not, on a one-for-one basis, be the sole cause for the Displacement or Furlough of a more junior Crewmember.

B.	Management Line Flying

1.	Management Crewmembers will obtain line flying by the following methods:

a.	By acquiring open Trips in accordance with the order of Assignment as set forth in Section 25 of this Agreement.

b.	By displacing a line Crewmember, provided the Crewmember consents.

2.	A Crewmember who is displaced from a Trip or a portion of a Trip by a Management or check Crewmember shall receive the scheduled Credit Hour value for the Trip or flight Leg(s) from which displaced. A Crewmember so displaced may be Reassigned by the Company. A Crewmember displaced from a Trip and not Reassigned shall be relieved of all Duty for the scheduled period of the Trip. A Crewmember displaced from a portion of a Trip shall be relieved of all Duty during the portion of the Trip covered by the Displacement; except that, the Crewmember may be required to position in sufficient time to protect the remainder of the Trip.

C.	Probationary Crewmembers

Crewmembers transferred to a management or non-flying position prior to the completion of their probationary period shall be required to complete their probationary period subsequent to their return to active line flying as a Crewmember.

D.	Discipline of a Management or Non-flying Crewmember

A Crewmember who is serving in a management position, and who is disciplined by the Company, may not utilize the grievance and System Board provisions set forth in this Agreement.

E.	Management Crewmembers

1.	Management Crewmembers shall be a reasonable number of Crewmembers designated as such by the Company and may include, for example, the following positions:

Vice President of Flight Operations

Director of Operations and Chief Pilot

Director of Flight Standards and Director of Training

Regional Chief Pilot

2.	Check Crewmembers shall not be considered management.

SECTION 11

TRAINING

A.	Notice of Training

1.	All Crewmembers shall be given notice of scheduled Recurrent Training. Training schedules will be published and Crewmembers shall be notified at least fourteen (14) days in advance of scheduled training. Training notice may be given by publication of the names of Crewmembers that are due for Recurrent Training in the Bid Package.

a.	A Crewmember may waive his or her notice Requirement.

b.	Crewmembers may be re-indexed at the discretion of the Company, provided the notice requirements are met or that the Crewmember has agreed to waive his or her notice requirement.

2.	Crewmembers that have bid for and received an upgrade or aircraft transition will be notified of their bid award and assigned a training date with at least fourteen (14) days notice.

a.	A Crewmember may waive the 14-day notice requirement at his or her discretion.

b.	A Crewmember that declines to waive his or her 14-day notice will be placed in the next available opening for the aircraft and seat that was bid and awarded.

3.	In cases where training is mandated by an emergency or crises, the Company, upon notice to the Association, can waive the notice requirements for training.

4.	Study materials necessary for training, such as study guides or written examinations, shall be furnished to Crewmembers, by mail, comat, company e-mail, or any other computer-based format that may be appropriate, at least fourteen (14) days in advance of their scheduled training. The Company will insure that all Crewmembers have reasonable access to computer facilities at the training facility.

5.	Crewmembers recalled from furlough will be given notice of their recall as early as practicable and advised of their reporting date for the appropriate type of training for their return to line flying status.

a.	A Crewmember recalled from furlough shall be given at least 14 days notice of his or her scheduled reporting date for training, which may be waived by the Crewmember.

b.	In the event that a Crewmember cannot report on the appointed date for training, if less than 14 days notice is given, it shall not constitute a refusal of employment.

6.	Crewmembers recalled from furlough after two years from their date of last furlough will be assigned training class dates such that they are able to give sufficient notice to their previous employers and arrange their personal affairs.

a.	A Crewmember recalled from furlough after two years may accept employment at his or her discretion without regard to the notice provisions.

b.	A Crewmember recalled from furlough after two years that cannot accept a class date that is offered with less than 14 days notice will be offered one alternate class date with 14 days notice before they are deemed to have declined employment.

B.	Training materials

1.	All Crewmembers shall be provided with a copy of the GOM, AOM I&II, FP&P, De-Ice Manual, and any other manuals that are pertinent to aircraft operations at the time of their initial training or at the time of their transition training in a new aircraft.

a.	Flight manuals will be issued to Crewmembers and shall then be responsible for updating and maintaining their manuals.

b.	Updates and revisions shall be mailed to flight Crewmembers at the address they maintain with the Company.

c.	A Crewmember that loses or damages his or her manuals such that they are no longer usable, will be charged for the replacement cost of the manuals as specified in the GOM. The Crewmember may elect payroll deduction to reimburse the Company for the cost of the manuals at a rate of $25 per pay period with no interest.

2.	Any other resource materials necessary for training, such as checklists, tabletops, and approach plates, shall be provided to the Crewmembers.

C.	Rest prior to Training

1.	All Crewmembers shall receive adequate rest prior to and during initial, recurrent, upgrade and transition training.

2.	All ground training shall be conducted during regular business hours or at times agreed upon by the instructor and the Crewmembers in training.

a.	If the Crewmember traveled to training during the first day of ground school, the instructional period shall be limited to five hours of training during the day the Crewmember traveled.

b.	All limitations on instructional periods may be waived by mutual agreement of the instructor and Crewmembers in training.

3.	Simulator training will be scheduled according to simulator availability.

a.	Simulator periods will be limited to four hours, with two hours of training and two hours observation or flying support. The brief and debrief sessions are in addition to the four (4) hour simulator period.

b.	Crewmembers will not be required to have combined ground and simulator periods that exceed ten hours in one calendar day

c.	The above limitations may be waived by mutual agreement of the Crewmember and the simulator instructor.

4.	The above limitations and rest requirements shall not apply in the event that initial training or transition training is being given in an aircraft type that is new to Kitty Hawk Aircargo, Inc. and the training is being conducted in accordance with an FAA approved syllabus by a third party or outside vendor.

5.	Line Crewmembers taking proficiency checks shall have at least eight (8) hours of rest prior to the simulator session unless otherwise agreed to by the Crewmember.

6.	Line Crewmembers will not be required to return to line flight operations immediately following a proficiency check without eight hours (8) of rest, unless agreed to by the Crewmember.

D.	Time and Place of Training

All training shall be conducted at Kitty Hawk Aircargo’s training facility located at DFW Airport, Texas or other locations as designated by the Company.

1.	Crewmembers scheduled for training will have travel to and from training provided by the Company.

2.	Crewmembers that do not live within 50 driving miles of DFW Airport, or any other location specified by the Company where training will be conducted, will have lodging provided by the Company at their request.

E.	Training Curriculum

1.	All flight training shall be conducted in accordance with Kitty Hawk Aircargo’s FAA approved training syllabus and training manual.

2.	Flight Training will be considered complete when the Crewmember has achieved the desired level of proficiency and all FAA minimum training hour requirements are satisfied.

3.	Crewmembers may request extra training to achieve the desired level of proficiency or they may be assigned additional training in order to achieve the desired level of proficiency based upon their performance. For initial training, Crewmember’s will be entitled to no more than two (2) additional simulator training sessions and for Proficiency Checks the Crewmember will be entitled to no more than one (1) additional simulator training session prior to the Proficiency Check.

4.	Other types of training, such as security training required by the Transportation Security Administration, shall be conducted in accordance with the syllabus and completion standards mandated by the controlling government agency.

F.	Training Standards

1.	All Crewmembers will be trained to FAA and Company standards.

2.	Written examinations shall be reviewed and corrected to 100%.

3.	Kitty Hawk Aircargo Flight Standards shall be used to evaluate all simulator checks.

a.	All Kitty Hawk Crewmembers have the right to inspect and obtain a copy of their record of training during normal business hours.

b.	All Crewmembers have the right to request that a KPA representative be present during a simulator evaluation, so long as they are occupying an approved observer’s seat. The KPA may provide a representative at its sole discretion. The cost of the KPA representative shall be bourne equally by the Association and the Company.

c.	A Crewmember shall be granted, at his request and without prejudice, one (1) change of simulator instructor or Check Airman during simulator training.

G.	Training Pay

1.	Training pay for Crewmembers recalled from furlough within 2 years shall be paid at their Base Hourly Rate.

2.	Crewmembers recalled from furlough after two years shall be paid at the rate specified for new hire Crewmembers.

3.	Crewmembers that are undergoing upgrade or transition training shall be paid at the rate that is appropriate to their previous seat, until they have successfully completed their Type or Proficiency checkrides in their new seat. Such pay increase shall begin on the Zulu day they successfully complete their Type or Proficiency Checkrides.

4.	While attending recurrent training or similar short-term training events, Crewmembers shall be paid two point eight-six (2.86) credit hours per day of training. Crewmembers that are attending transition or upgrade training shall be paid their Minimum Guaranty of forty hours multiplied by their Base Hourly Rate.

a.	Crewmembers that have been unsuccessful on a check-ride will no longer receive hourly credit for their training, although they will continue to receive base pay and per diem until they have satisfactorily completed their training.

b.	Crewmembers that have requested additional training will not be eligible for hourly credit, once they have exceeded their scheduled number of training days, but will still receive base pay and per diem until they have successfully completed their training.

5.	All Crewmembers in training shall receive per diem for each day or portion thereof, which they were away from their home. In order to be eligible for per diem, a Crewmember must be at least 50 driving miles from his or her home.

H.	Training Notification

1.	If due to circumstances beyond the Company’s control (e.g., aircraft/simulator malfunction and/or non-availability, training failure, illness of instructor and no substitute is available) and commencement of training must be rescheduled to a later time, a Crewmember will receive at least twenty-four (24) hours notice of the rescheduled Training Commencement Date.

I.	Training Assignments

1.	In the event an initial, transition or upgrade training course is scheduled to commence more than fifteen (15) days after the beginning of a bid period, the Crewmember shall bid a regular line Assignment for such period. All remaining flight Assignments on the Crewmember’s Bidline shall be placed in open time.

2.	A Crewmember may be allowed to withdraw from an upgrade or transition training program after the commencement of the training due to a personal hardship (i.e. death in the family, serious illness in the family, etc.). The Company shall approve such withdrawals through the Vice President of Flight Operations or his designee. The Crewmember may be returned to his previous Assignment or placed into a subsequent class to complete training as deemed appropriate by the Vice President of Flight Operations. The Crewmember will not receive a record of a training failure in these circumstances The Company may, at its option and in class/Status seniority order, attempt to replace the withdrawal with a Crewmember from the next succeeding same equipment classes, with the concurrence of the replacement Crewmember.

3.	The Company reserves the right to decline to train Crewmembers in an aircraft type other than what they fly if they are within two (2) years of not being able to qualify as a Pilot in accordance with the FAR’s. A Crewmember so bypassed will nevertheless recieve the Hourly Rate that he would have been entitled to receive but for the bypass.

J.	Simulator Training

1.	Simulator training may be conducted twenty-four (24) hours per day; however, the Company will make every effort not to schedule rating rides or proficiency checks between the hours of 0030 and 0600L time (including any brief or debriefing time).

2.	Simulator training shall not be scheduled for more than five (5) periods in seven (7) days. Simulator training and check periods (including briefing time, debrief time and oral examination time) shall not be scheduled to exceed eight (8) hours per day.

3.	The Company shall make every effort to schedule initial, transition and upgrade full flight simulator sessions to be completed within fifteen (15) days from the first full flight simulator session to the type rating or proficiency check.

4.	Unless waived by the Crewmember, every effort will be made to ensure that all type rating and proficiency checks occur within five (5) days of the last simulator training session. If the type rating and proficiency checks do not occur within five (5) days of the last simulator training session, an additional simulator session shall be provided upon request.

K.	Training Duty Periods

1.	A Crewmember shall be scheduled to receive a minimum of twelve (12) hours free of duty between training periods.

2.	Crewmembers shall not be scheduled to exceed ten (10) hours of ground school in any Calendar Day.

3.	A Crewmember shall be scheduled for a minimum of twenty-four (24) consecutive hours off during a period of seven (7) consecutive days.

L.	Minimum Rest Between Assignments

Crewmembers assigned to initial, recurrent, upgrade, transition or simulator training shall receive the minimum as follows:

1.	During ground school and basic introduction: two (2) consecutive calendar days free from Duty in seven (7) consecutive days at the training facility; one (1) calendar day free from Duty at the end of ground school at the training facility prior to starting full flight simulator training. Ground school includes CPT, CBT, FBS, and Oral(s).

2.	Full flight simulator: forty-eight (48) consecutive hours off within any seven consecutive days.

3.	Prior to commencing IOE: one (1) calendar day free from Duty upon completion of the curriculum prior to starting IOE.

4.	In the event of training interruptions, delays, etc., any of the above days off may be waived at the request of the Crewmember with the approval of the Training Scheduling Department.

5.	Day(s) used to position to/from a training Assignment shall not be counted as a training day(s) or a Day(s) Off.

M.	Unsatifactory Performance

1.	In the event that a Crewmember is not successful in the simulator check (proficiency check or type rating), he or she will be given a second check after receiving additional training as outlined above in Section G. In the event that the second simulator check is not successful, a conference will be held between the Check Airman and an Association representative.

2.	After the conference and additional training, the Crewmember will be given a third simulator check within seven days of the conference, and if he or she is not successful, will return to the previous seat or if he or she did not hold a seat, his or her employment will be terminated.

3.	Crewmembers that were unsuccessful in their attempt to upgrade will not be allowed to attempt another upgrade for a period of one year from the time that they are returned to the position they held in the aircraft flown prior to the unsuccessful upgrade or transition.

N.	Seat Support

1.	A Crewmember assigned to occupy a crew position during another Crewmember’s simulator training shall not be graded or be required to participate in the oral exam. Such Crewmember will be expected to participate in all briefings and be knowledgeable of and perform duties associated with his assigned crew Position. During SVT, data may be collected, de-identified and reported to the FAA.

2.	A Crewmember may be assigned to occupy a crew seat in support of another Crewmember’s training or checking as provided in Section 25. A Crewmember who is so assigned shall not incur any loss of pay as a result of such Assignment. Such Crewmember’s performance shall not be graded. If a Crewmember’s performance while flying support pursuant to this paragraph is observed by an instructor or check airman to be deficient, such deficiency shall not constitute a training failure. In this event, however, such Crewmember may be scheduled for appropriate training and/or checking.

3.	A Crewmember shall not be required to sit seat support for another Crewmember’s FAA type ride.

O.	Training Records

1.

All records of training or evaluation of a Crewmember, including any handwritten notes made part of a Crewmember’s training records, must be reviewed and initialed or signed by the Crewmember, and a copy given to him if requested. If the Crewmember disagrees with a grade or overall evaluation, he shall be given an opportunity to state in writing as part of his record the basis for his disagreement. A Crewmember shall be allowed to review and photocopy any portion of his training record during normal business hours at the facility where the record is kept.

2.	Within FAA directives, during a simulator debriefing, video and/or audio recordings made during the just completed simulator session will only be used during that specific debrief. Only the Crewmembers and Instructor recorded in the training session will review the tapes. Tapes may be erased by the Crewmembers at the conclusion of the debrief.

Copies will not be made of these video and/or audio recordings without the explicit written consent of the Crewmembers involved.

3.	Electronic measuring, pictorial, audio, and/or visual records used during simulator training/checking shall not be used by any party as support for or to refute a disciplinary action that is related to such Crewmember’s training or proficiency.

P.	Miscellaneous

1.	Crewmembers shall attend all training scheduled by the Company that is required by Federal Aviation Regulations and the FAA, or deemed necessary by the Company.

2.	All standards established by the Company and/or the FAA shall be applied equally to all Crewmembers, as applicable.

3.	Should the operational requirements of the Company change, the Company may elect to discontinue training at any point.

4.	Every attempt will be made to schedule training so that it does not conflict with a Crewmember’s vacation. If a Training Assignment Conflicts with a Crewmember’s vacation, the Crewmember may decline the Training Assignment and shall maintain his same Status and will be eligible for the transition or upgrade in seniority order in accordance with the Standing Bid A Crewmember who has had vacation displaced due to transition or upgrade training shall rebid his vacation. If the displaced vacation is scheduled in the last quarter of the year and due to operational requirements the Company is unable to rebid the vacation so that it can be taken prior to the end of a calendar year, the Crewmember shall be paid for the vacation in accordance with Section 11.

SECTION 12

HOURS OF SERVICE

A.	Duty Period

“Duty Period”, “On-Duty” or “On-Duty Period” means all time from when a Crewmember is required to report or actually reports, whichever is later, for the purpose of Positioning or serving as an active Crewmember on a flight until the Crewmember is Released for Rest after block-in of a working or Positioning flight or is Released for Rest if not used. Once commenced, an On-Duty Period shall run continuously until broken by a Rest period not less than required by this Agreement and the Federal Aviation Regulations.

B.	Duty Period Limitations

1.	A Crewmember who flies a flight during an On-Duty Period will not be scheduled to exceed the maximum scheduled On-Duty limits nor be required to remain On-Duty in excess of the actual maximum On-Duty limits set forth below. A Crewmember may, at his option, elect to exceed the listed maximum On-Duty time, within FAR limits. The On-Duty limitations that shall be applied to a Crewmember who is reassigned during an On-Duty Period are those applicable to the operation (e.g., Domestic, International, Charter, etc.) to be flown as a result of the rescheduling.

a.	Domestic Pairings. A Crewmember shall not have a scheduled On-Duty Period in excess of fourteen (14) hours.

b.	Charter and ACMI Trips. Maximum scheduled On-Duty Periods shall be in accordance with the Federal Aviation Regulations. If a Charter or ACMI Trip is operated by the Company for longer than one hundred and eighty (180) consecutive days (not including weekends), then the maximum allowed On-Duty Period shall be in accordance with Paragraph B.1.a for Domestic Trips and in accordance with B.1.c for International Trips.

c.	International Trips. Maximum scheduled On-Duty Periods shall be in accordance with the Federal Aviation Regulations.

d.	Reserve. A Crewmember who is assigned a Reserve Assignment shall receive a minimum of eight (8) consecutive hours of scheduled rest during each twenty-four (24) hour period of Reserve Assignment. The Company shall notify the Crewmember no less than sixteen (16) hours prior as to when his eight (8) hour rest block shall occur

2.	Excess Duty Pay. In the event a Crewmember exceeds the maximum Domestic Pairing scheduled Duty Period (fourteen hours), the Crewmember shall receive pay for the On-Duty time in excess of the fourteen hours at percent (50%) of his base hourly rate in addition to any Credit for a Flight Segment or part thereof that occurs beyond the fourteenth hour of Duty. Such pay shall not be used to offset guarantee and shall be in addition to all other pay. This paragraph does not apply to Wet Lease, Charter and ACMI operations where the Company operates an aircraft for another airline or non-Company affiliated entity (non-Kitty Hawk Company).

C.	Flight Time and Duty Limitations

1.	The flight time and duty limitations applicable to Crewmembers shall be the same as set forth in the applicable Federal Aviation Regulations (FARs) or as set forth in this Agreement, whichever is more restrictive. Crewmembers shall not be scheduled or assigned in excess of any limitations as specified in this Agreement.

2.	The Company shall use Part 121 flight time, rest and duty limitations for all flight operations, including flights operated under FAR Part 91, except for tail-end ferries, in accordance with the FAR’s.

3.	A Crewmember, once Released from Duty, shall not be scheduled or assigned any Duty/Assignment, or Reserve that would prevent him from receiving the Minimum Rest set forth in paragraph D below.

D.	Minimum Rest

A Crewmember shall not be scheduled to receive less than the Minimum Rest, Release to Report Time, as set forth below. The scheduled Rest period may, in actual operations (e.g., due to the late arrival of a flight prior to the commencement of a scheduled Rest period), be reduced to the minimum times, Release to report, set forth in the applicable FARs.

1.	A Crewmember shall not be scheduled on his Bidline to receive less than nine (9) hours of continuous rest between Duty Periods (Minimum Rest). However, if for operational reasons, the amount of actual rest is less than 9 hours, then for each hour or part thereof of rest less than 9 hours that the Crewmember receives, the next rest period shall be increased by the amount of time the preceding rest period was reduced below 9 hours.

2.	On a Declared Severe Operations day, in order to protect the integrity of the flight schedules and to protect revenue, Paragraph D.1 above shall not apply and the Minimum Rest may be reduced, as necessary, to the Minimum Rest periods set forth in the applicable FAR’s.

E.	Notification

1.	The Company shall notify Crewmembers as far in advance as possible, but reasonably consistent with the circumstances, whenever it is known that a flight will be delayed more than thirty (30) minutes. A Crewmember who is notified (positive contact) of a Rescheduled Show Time while still at home or in a hotel or at least ninety (90) minutes prior to the originally scheduled Show Time, shall have his Duty Period commence at the Rescheduled Show Time.

2.	If the Company fails to notify the Crewmember as set forth above, then the Crewmember’s Duty Period shall commence at his originally scheduled Report Time.

3.	The Company may not contact a Crewmember by telephone or message during any rest period other than within one (1) hour of the Crewmember’s scheduled Report Time except:

a.	To notify a Crewmember of a “family” type emergency

b.	To notify a Crewmember within two (2) hours of his scheduled Report Time of a delayed Report Time greater than thirty (30) minutes.

F.	Inability to Report for Work

1.	A Crewmember who is unable to report for duty will notify the Company as soon as possible.

2.	If a Crewmember experiences an inability to report for work due to weather, travel delay or any other extenuating circumstance; and has made a reasonable effort to do so, (i.e. ‘Call in honest’):

a.	Said Crewmember will immediately report his/her situation to the Company.

b.	The Company will review, on a case by case basis.

c.	A Crewmember will not be disciplined if he has properly reserved the Jumpseat in accordance with this Agreement and he is delayed due to mechanical delay, cancellation or re-route of the Company aircraft on which he has properly reserved and is positively scheduled for the Jumpseat.

SECTION 13

LEAVES OF ABSENCE

A.	Leaves may include the following:

1.	Military Leave

2.	Family Medical Leave

3.	Medical Leave

4.	Managerial Leave

5.	Association Leave

6.	Personal Leave

7.	Maternity Leave

B.	Notice or Request for a Leave

1.	Notice or request for a leave shall be made in writing ( forms available through Team Resources), to the Director of Operations or the Chief Pilot as soon as practical. A leave will not be deemed granted unless it is granted in writing, indicating a starting date and an ending date, if possible, for the leave.

2.	If supporting documentation is required by the Company before granting, or at any time during, a leave, it shall be provided by the Crewmember at his/her expense.

3.	If a Crewmember is requesting a Medical Leave, the Crewmember will provide the Company with sufficient medical documentation to justify the leave request. A request for medical leave for voluntary conditions, such as cosmetic surgery or other elective events, must be approved in advance by the Company. Medical leave events that are medically necessary, but which allow flexibility with regard to when they occur, shall be coordinated with the Company so as to avoid adverse effects on the Company’s operations.

4.	A Crewmember requesting a leave under the Family Medical Leave Act will do so thirty (30) days in advance of the requested beginning of the leave. If the leave is being requested for an unforeseeable event, the Crewmember shall give as much notice as practicable. The Crewmember will comply with all provisions of the Family Medical Leave Act. Family Medical Leave will be granted to all Crewmembers.

5.	If the Association requests an Association Leave, the request must be made in writing at least twenty-eight (28) days prior to the start of the next bid period.

6.	A request for a Personal Leave must be made at least twenty-eight (28) days prior to the start of the next bid period. A Crewmember shall provide a written statement explaining the need for a personal leave. Personal Leaves will be granted, based on operational requirements.

7.	A Crewmember requesting Maternity Leave shall notify the Company upon confirmation of pregnancy no later than the end of the first trimester.

a.	A Crewmember, who is certified by a physician (A.M.E.) as unable to fulfill her duties due to pregnancy, will be granted a medical leave of absence in accordance with paragraph B.3, of this section, i.e., a Crewmember who is pregnant will receive accumulated sick leave, Medical Leave and disability benefits on the same basis as any other illness or disability.

b.

Notwithstanding paragraph B.7.a., of this section, following the birth of a child (six (6) weeks for a normal birth and eight (8) weeks for a C-section), a Crewmember who does not qualify for sick leave or a Medical Leave of absence may take Family Leave in accordance with paragraph B.4, and may at her option, receive pay during such leave through the use of accrued, usable vacation.

C.	Duration of Leave

1.	Military Leave and Family Medical Leave will be granted in accordance with, and only to the extent required by, applicable law.

2.	A Crewmember may remain on continuous Medical Leave for a maximum period of seven (7) years. However, if the Crewmember regains his medical certificate within five (5) years he or she will have the same rights of recall as a Crewmember who has been on furlough for less than two (2) years. After five (5) years on continuous medical leave, a Crewmember who is recalled shall have the seniority and longevity of a new hire Crewmember. After seven (7) years of continuous medical leave have elapsed, the Crewmember will have no further rights of return and shall forfeit all seniority with the Company. Time on Family Medical Leave shall be included in these time limits.

3.	A Crewmember in a management position will be considered to be on Managerial Leave so long as he or she continues in such management position.

4.	A Crewmember on Association Leave shall remain on Association Leave for a minimum of two (2) bid periods. Once granted, a Crewmember may remain on Association Leave indefinitely.

5.	Personal Leave may be granted for a period not to exceed sixty (60) days. A Crewmember may request an extension to the Personal Leave not to exceed sixty (60) days.

D.	Pay and Benefits While on Leave

1.	Unless expressly stated otherwise in this Agreement, a Crewmember on a leave will not receive pay or benefits from the Company during such leave.

2.	A Crewmember on leave may be eligible for health insurance benefits under COBRA.

3.	A Crewmember on a Medical Leave may be eligible for benefits in accordance with the Company’s short and/or long-term disability insurance policies.

4.	A Crewmember on Managerial Leave shall be paid and receive benefits as determined by the Company. Management Crewmembers are not within the scope of this Agreement.

5.	A Crewmember on Association Leave shall be paid by the Company at his Base Hourly Rate. Such Crewmember will also receive full company benefits while on Association Leave. The Association will reimburse the Company for his or her salary, benefits and other employee costs in a timely manner.

6.	A Crewmember on Medical Leave due to an injury that occurred on the job may be eligible for compensation in accordance with applicable worker’s compensation law.

E.	Accrual of Longevity and Seniority

1.	After ninety (90) consecutive days on Family Medical Leave or personal leave (including sick leave) a Crewmember will retain and accrue seniority and will retain, but not accrue, longevity.

2.	A Crewmember on Medical Leave will retain and accrue seniority and will retain, but not accrue longevity for five (5) years, after which time and for period of two (2) additional years they will be eligible for recall under the standing bid as new hires and will be given a seniority number based upon the recall date and his or her longevity will start over as if he or she were a new hire Crewmember.

3.	A Crewmember on Managerial Leave or Association Leave will retain and accrue longevity and seniority.

4.	A Crewmember on Military Leave will retain and accrue seniority and longevity in accordance with applicable law.

F.	Return from a Leave

1.	A Crewmember returning from a Medical Leave, or a Family Medical Leave for the Crewmember’s condition, must first present a valid FAA Medical Certificate to the Director of Operations or the Chief Pilot and must also present a doctor’s release certifying that he or she is physically capable of returning to work.

2.	A Crewmember returning from a Military Leave shall be returned to his or her previous seat and base, via Displacement if necessary.

3.	A Crewmember returning from a Medical Leave or from Family Medical Leave (FMLA) will return to line flying status via the standing bid. Once a Crewmember has informed the Company that he or she is medically able to return to flying status, he or she will serve as a Reserve Crewmember and receive base pay.

a.	A Crewmember’s seat and base will be held for his or her return for a period of ninety (90) days from the start of a medical leave.

b.	After ninety (90) days on a Medical Leave, a Crewmember’s seat and base may be awarded to another Crewmember through the standing bid.

4.	A Crewmember returning from Managerial Leave or Personal Leave will return to line flying through the standing bid.

5.	A Crewmember on Association Leave will be returned to line flying via a Displacement Bid.

6.	Return from leave shall be coordinated with Chief Pilot.

7.	A Crewmember who desires to return from a leave before the leave has expired shall make such request in writing to the Director of Operations. Whether to grant or deny such request is solely within the Company’s discretion.

8.	Crewmembers who return from leave via the standing bid will remain on leave until a position is available via the standing bid.

G.	General

1.	No Crewmember may accept employment or training with another air carrier while on any leave without the express written approval of the Director of Operations.

2.	Any request for an extension of a leave must be submitted in writing and will not be deemed granted unless granted in writing, signed by a company official with authority to grant the leave. An extension of a leave must state a beginning and ending date for the extension.

3.	A Crewmember who fails to return from a leave at the expiration of the leave will be removed from the seniority list.

4.	Unless applicable law or this agreement require otherwise, the granting, extension, or conditions under which a leave may be taken, including return from such leave, shall be at the discretion of the Company.

5.	If at any time during a leave the material conditions that supported the request for the leave change, the Crewmember shall notify the Company of the change in writing.

6.	Any absence not covered by this Section must be authorized in writing by the Director of Operations.

SECTION 14

SICK LEAVE

A.	Paid Sick Leave

1.	Sick leave shall be governed in accordance with the policies and procedures set forth, in the Team Member Guide, with the following exceptions:

a.	Crewmembers shall accrue sick leave at a rate of 1.85 hours per pay period beginning upon date of hire (6 days per year), if the Crewmember was eligible to receive full pay during any part of that pay period, up to a maximum of sixty (60) days.

b.	One day of sick leave for sick leave bank purposes (not pay) is equal to eight hours. Therefore, a Crewmember with forty hours of sick leave accrued in his sick leave banks has five days of sick leave.

c.	Crewmembers shall be pay protected while on sick leave, they shall be paid the Credit Hour value of the Trip(s) they were scheduled to fly while on sick leave.

d.	A Crewmember who has begun a Trip, will be charged four (4) hours sick time if he/she is unable to complete the assigned Trip for a Zulu day.

e.	Sick time is not payable upon separation from the Company.

B.	Illness or Injury While Away From Base

Should a Crewmember become ill or be injured while on an Assignment the Company will provide necessary lodging and per diem, and shall provide transportation to return the Crewmember to his Base or residence, as appropriate. The Company will guarantee payment, if necessary, to a hospital, for any hospitalization resulting from such illness or injury away from Base.

SECTION 15

PHYSICAL STANDARDS

A.	Medical Certificates

Each Crewmember must maintain the medical certificate required by the FAA for his Position or as required by the Company, except a Flight Engineer shall maintain a Second Class medical certificate. A Pilot who loses his First Class medical certificate but who is able to maintain a Second Class medical certificate may serve in any Position his seniority and qualification will permit and that conforms with the requirements of the FARs and the Company, subject to the provisions of Section 24 (Filling of Vacancies and Displacements).

B.	Drug and Alcohol Policy

The Drug and Alcohol Policy (the “Policy”) applies to both covered and non-covered Team Members. The Policy is attached hereto as Exhibit A. The Policy may be amended by the Company from time to time as the Company’s DOT and FAA approved Drug and Alcohol Policy is amended. In addition to Exhibit A, the following shall apply:

1.	Notification Procedures

a.	When Crewmembers are scheduled for pre-duty testing, they shall be given a notification form by a Company representative after they report for duty and are instructed where to report for testing.

b.	Notification of testing during or at the end of a Duty Period may be given on a radio message when the aircraft calls in range. If a radio notification is provided but the Crewmember is not met at the gate, the Crewmember will contact the SOC Manager. In the event radio notification is not made, notification shall be by a Company representative meeting the Crewmember at the gate or on the aircraft upon arrival.

c.	Notification forms shall provide the name, phone number, address and directions to the collection facility.

2.	Random Testing

a.	Random Drug Testing

i.	Normally, random drug testing shall be conducted after block-in or during training.

b.	Random Alcohol Testing

i.	Random alcohol testing shall be conducted immediately before, during, or immediately after an On-Duty Period

3.	Collection Facility

a.	Random pre-duty alcohol testing shall occur at the airport or at a nearby clinic. Random drug and/or alcohol post-duty testing shall occur at the airport, if facilities and personnel are available; if facilities and personnel are not available at the airport, such testing shall occur at a nearby clinic.

4.	Collection Procedures

a.	The collection procedures shall maintain the integrity of the specimen collection and transfer process while ensuring the modesty and privacy of the Crewmember.

b.	Collection site personnel shall have available detailed procedures for the collection process and such procedures shall be available for Crewmembers to review upon request.

c.	When a Crewmember arrives at the collection site, the collection site person shall ensure that the individual is positively identified as the Crewmember selected for testing (e.g.,

through presentation of photo identification). If the Crewmember’s identity cannot be established, the collection site person shall not proceed with the collection.

5.	Transportation and Waiting Times

a.	If the collection location is not within the terminal building, the Company shall provide a transportation to Crewmembers where possible or reimburse Crewmembers for the cost of transportation to and from the facility, if transportation is not provided.

b.	If forty-five (45) minutes have passed since check in at the testing facility or location and the testing process has not been initiated, a Crewmember may notify the SOC Manager and request release from the drug and/or alcohol test. The Crewmember is not released until notified that such release is granted by the SOC Manager.

C.	General

1.	The Company shall consider recommendations from the Association concerning the drug and alcohol testing program. The Company shall notify the Association in advance of implementation of any program policy change.

2.	A Crewmember is entitled, upon written request, to obtain copies of any records pertaining to the Crewmember’s use of drugs or alcohol, including records pertaining to his drug and/or alcohol tests.

3.	If the company has reason to believe that a pilot has a particular health-related problem the Company may require the pilot to have a medical examination administered by a FAA approved Aviation Medical Examiner, selected by the Company. The Company shall pay for such examination and the pilot shall be furnished a copy of the physician’s report.

4.	Any Pilot hereunder who fails to pass a medical examination may, at his or her option, have a review of the case in the following manner:

a.	He or she may employ a qualified AME of his her own choosing and at his or her own expense for the purpose of conducting a medical examination for the same purpose as the medical examination made by the AME in Paragraph C.

b.	A copy of the findings of the AME chosen by the pilot shall be furnished to the Company. In the event that such findings verify the original findings of the first AME no further medical review of the case shall be granted.

c.	In the event that the findings of the AME chosen by the pilot shall disagree with the findings of the AME chosen by the company, the Company shall, at the written request of the pilot, ask that the two AME’s agree upon and appoint a third AME for the purpose of making a further medical examination of the pilot. The third AME shall confer with the first and second AME’s.

d.	The case shall be settled on the basis of the findings of the third AME.

e.	The expense of employing the third AME shall be borne one-half by the pilot and one-half by the Company. Copies of such AME’s report shall be furnished to the Company and to the pilot.

f.	The time required to conduct testing shall not be considered rest time.

g.	Upon request, the Company agrees to meet with the Association at mutually agreeable times and locations to discuss administration of its drug and alcohol testing programs. The Company agrees to provide the Association notice and opportunity to consult prior to implementing any changes in its drug and alcohol testing programs.

h.	The completed results of a positive drug or alcohol test will result in immediate termination.

SECTION 16

WORKER’S COMPENSATION BENEFITS

1.	Worker’s Compensation Benefits shall be governed by the policies contained in the Kitty Hawk Team Member Guide and applicable state law

2.	Nothing in this Section shall be construed to alter the limits of coverage, or the basis of liability, provided under any state or federal law covering on-the-job injury or illness.

3.	Notwithstanding the provisions of paragraph 2, if a Crewmember suffers an otherwise compensable illness or injury and is ineligible for on-the-job injury or illness benefits under any state or federal law due solely to the geographic location at which the injury or illness occurred, the Company shall provide such Crewmember benefits no less favorable than the benefits for which such Crewmember would have been eligible in the state in which he is domiciled.

SECTION 17

MISSING, INTERNMENT, PRISONER OR HOSTAGE OF WAR

A.	Pay and Benefits

1.	A Crewmember who, while in the course of his duties with the Company, is officially reported (by the State Department, Red Cross or similar agency) as interned, captured, held as a prisoner or hostage of war, or missing as a result of hostile action by a foreign government or insurgents shall be allowed the following pay and benefits:

a.	His Minimum ½ Bid Period Guaranty times his Base Hourly Rate, including longevity increases.

b.	continuation of all applicable retirement and insurance benefits for the Crewmember and eligible spouse/dependents.

2.	The pay and benefits specified in paragraph A above shall continue until the earliest of:

a.	release from internment or capture;

b.	proof of death is established;

c.	there is a reasonable presumption of death; or

d.	thirty-six (36) Months from the date of internment, capture or official notice of having been declared missing.

3.	If, upon the expiration of such thirty-six (36) Month period, such Crewmember is still missing and his whereabouts are still unknown, or if prior to that time his death is established, the Company shall pay or cause to be paid the applicable survivor benefits.

4.	The Crewmember’s regular Monthly compensation shall be paid to the beneficiary or beneficiaries designated by the Crewmember in writing on a form designated by the Company or, in the absence of such designation, the amount shall be held by the Company for such Crewmember, and in the event of his death, shall be paid to the legal representative of his estate.

B.	Seniority

1.	System seniority, seniority for pay purposes (longevity) and seniority for benefit purposes shall continue to accrue during any period covered by this Section.

2.	Upon return, a Crewmember shall be entitled to the Base and Status commensurate with such Crewmember’s relative seniority in accordance with this Agreement.

SECTION 18

WITNESSES, REPRESENTATIVES, AND GENERAL

PROCEDURES

A.	Representatives and Witnesses

Except as otherwise provided, for any grievance or disciplinary meeting or hearing pursuant to this Section.

1.	The grievant shall have the right to be represented by an Association representative(s).

2.	Witnesses to the System Board, grievants and representatives shall be released from duty in order to attend any meeting or hearing. If the witness is a Crewmember, the Crewmember will be pay protected for missed Trip(s) as follows:

i.	If the Witness is an Association Witness, the Association will pay the Company for the Credit Hour value of the missed Trip(s)

ii.	If the Winess is a Company Witness, the Company will pay the Crewmember the Credit Hour value of the missed Trip(s).

3.	Witnesses and representatives who are employed by the Company or the Association and all grievants shall, whenever possible, be provided with transportation over the lines of the Company. If it is necessary to purchase air transportation, then the cost of air transportation for Association witnesses shall be paid for by the Association.

4.	Any grievance or disciplinary meeting or hearing pursuant to this Section shall be held in Dallas, Texas at the general offices of the Company unless the parties agree upon a different place of meeting.

5.	Grievants and representatives may appear at meetings or hearings via telephone conference call with the mutual agreement of the parties, which shall not be unreasonably withheld.

6.	Witnesses may provide testimony via telephone conference call at hearings before the System Board of Adjustment by mutual consent of the parties, which shall not be unreasonably withheld, or by order of the neutral member of the Board.

B.	General Procedures

1.	If any decision made by the Company under provisions of Section 21 is not appealed by the Association within the time limit prescribed for such appeal, the grievance shall be considered withdrawn and the Company’s decision final and binding. If the Company fails to hold a hearing or render a decision within the time limit prescribed, the grievance shall be considered denied, and the grievance shall proceed to the next step in the grievance/system board process. All time limits may be extended by mutual agreement. Such extensions shall be reduced to writing as soon as is practicable.

2.	All written notices, decisions, and appeals shall be delivered in person, by certified mail, return receipt requested, or by expedited delivery method, provided that such method documents the sender and the recipient by signature and date. Notices, decisions, and appeals shall be deemed to have been made on the date of placement in the applicable system of delivery.

SECTION 19

INVESTIGATION, DISCIPLINE AND DISCIPLINARY

GRIEVANCES

A.	Discipline consists of letters of warning involving no loss of pay and/or benefits and letters of warning involving loss of pay or benefits, suspensions, or termination. A pilot will not be disciplined without just cause. A pilot may be withheld from service pending investigation, but his pay and benefits shall not be affected unless the Company determines that discipline is warranted.

B.	Before the Company takes disciplinary action against a pilot, the pilot will be notified in writing of the possibility of discipline and the subject matter involved. The Company shall simultaneously provide a copy of this notice to the KPA MEC Grievance Committee Chairman.

C.	The pilot will be given a reasonable opportunity to have information presented on his behalf before discipline is imposed. Should the Company conduct a fact-finding meeting with the pilot, the pilot shall have the right to be represented at such meeting by an Association representative.

D.	A pilot will be notified in writing of any discipline being imposed. Such notice shall state the action taken and the specific reasons for such action. A disciplined pilot will be granted a hearing, provided a written grievance is filed with the Vice President of Flight Operations, or his designee, within fourteen (14) days of the date upon which the pilot receives written notice of such discipline.

1.	Within five (5) days following the Company’s receipt of the written grievance the Company shall provide the designated Association representative with copies of any documents, recordings, tapes and other materials which the Company relied upon in support of the disciplinary action; provided, however, that when such evidence includes statements of witnesses, the Company may withhold materials which identify such witnesses, so long as the Company provides an accurate and complete summary of evidence contained in such statements.

2.	In addition to the materials covered by paragraph D.1, the Company, upon reasonable request, shall provide the Association copies of documents, recordings, tapes and other materials in its possession or control that are relevant to the grievance.

3.	Such hearing shall be held before the Vice President of Flight Operations, or his designee and the Vice President of HR, or his designee, within fourteen (14) days after the Company receives the written grievance from the pilot. The Vice President of Flight Operations, or his designee, will give the pilot at least seventy-two (72) hours advance notice of the time and date of the hearing, with copies being faxed concurrently to the KPA MEC and to the Association Contract Administrator. The pilot shall have the right to be represented by an Association representative(s). Appearances at these hearings may be by telephone by prior mutual agreement of the parties.

4.	Such hearings, if not conducted via telephone, will be held at the locale where the company’s general offices are located or at another place mutually agreed upon. For purposes of traveling to and from a hearing with the Company, the pilot, witnesses, and representatives who are employees of the Company or the Association and all grievants shall, whenever possible, be provided with transportation over the lines of the Company. If it is necessary to purchase air transportation, then the cost of air transportation for Association witnesses shall be paid for by the Association. For witnesses that are not employees of the Company, each side shall bear the travel expenses for their respective non-employee witnesses.

5.	At, or before, the hearing the Association shall provide the Company’s representative with copies of any documents, recordings, tapes and other materials which the Association is relying upon to rebut the Company’s position; provided however, that when such evidence includes statements of witnesses, the Association may withhold materials which identify such witnesses, so long as the Association provides an accurate and complete summary of evidence contained in such statements.

6.	In addition to the materials covered by paragraph D.5, the Association, upon reasonable request, shall provide the Company copies of documents, recordings, tapes and other materials in its possession or control that are relevant to the grievance.

7.	Within seven (7) days after the close of such hearing, the Company shall issue its decision in writing and notify the pilot and the Association and will furnish each with a copy thereof. A copy will also be faxed concurrently to the Association Contract Administrator.

E.	If the decision of the Company is not satisfactory to the Crewmember; it may be appealed by the Association to the System Board of Adjustment within 30 days after receipt of the decision by the Association Contract Administrator.

F.	If any decision made by the Company under the provisions of this Section is not appealed by the Association within the time limit prescribed for such appeal, the decision of the Company shall become final and binding. If the Company fails to hold a hearing or render a decision within the time limit prescribed, the grievance shall be considered denied, and the grievance shall proceed to the System Board of Adjustment. All time limits in this Section may be extended by mutual agreement. Such extensions must be in writing and signed by both parties.

G.	If it is mutually agreed that a stenographic report, audio recording, or other transcription is to be taken of the investigation or hearing, in whole or in part, the cost will be borne equally by both parties to the dispute.

H.	All written notices, decisions, and appeals shall be delivered in person, by certified mail, return receipt requested, facsimile or by expedited delivery method, provided that such method documents the sender and the recipient by signature and date. Notices, decisions, and appeals shall be deemed to have been made on the date of placement in the applicable system of delivery.

I.	If, as a result of any hearing or appeal as provided herein, it is determined that there is no factual basis supporting discipline, the pilot’s personnel records shall be cleared of all references to the discipline that has been overturned.

J.	The scheduling of hearings and meetings will be coordinated between the parties.

K.	Disciplinary records 24 months old or more will not be offered into evidence at any hearing pursuant to Sections 19 or 21. Disciplinary records 24 months old or more will be removed from the pilot’s active personnel file and will not be considered for purposes of any future discipline. Such records may be separately maintained for the purpose of compliance with applicable laws and/or for defense of claims made against the Company.

L.	Any Grievance that has been fully adjudicated shall become a valid precedent for future Grievances containing materially the same facts or issues.

SECTION 20

NON-DISCIPLINARY GRIEVANCES

A.	Any Crewmember(s) who have a grievance concerning an interpretation or application of the terms of this Agreement shall be entitled to have such grievance handled in accordance with this Section. As soon as practical after becoming aware of the existence of an event giving rise to a potential grievance, the pilot(s) shall notify the Vice President of Flight Operations in an effort to resolve the matter. The Crewmember shall also provide notice of his grevance to the Association.

B.	Grievances under this Section must be submitted to the Vice President of Flight Operations or his designee, in writing, within thirty (30) days following the event which gave rise to the grievance, with a copy to the Association. A grievance shall contain a reference to the provisions of this Agreement alleged to have been violated and a short, concise statement of the facts involved and the relief requested.

C.	A hearing shall be held by the Vice President of Flight Operations, or his designee, and the Vice President of HR, or his designee within fourteen (14) days after the Company receives the written grievance. Such hearings will be held at the locale where the company’s general offices are located or at another place mutually agreed upon, or by telephone conference as mutually agreed to.

D.	The Vice President of Flight Operations, or his designee, will give the pilot(s) notice of the time and date of the hearing at least seventy-two (72) hours prior to such hearing, with a copy being faxed concurrently to the Association Contract Administrator at his office. The hearing will be scheduled so as not to unduly disrupt the pilot’s off duty time.

1.	Within seven (7) days following the Company’s receipt of the written grievance, the Association shall provide the designated Company representative with copies of any documents, recordings, tapes and other materials that the Association is relying upon in support of the grievance; provided, however, that when such evidence includes statements of witnesses, the Association may withhold materials which identify such witnesses, so long as the Association provides an accurate and complete summary of evidence contained in such statements.

2.	In addition to the materials covered by paragraph D.1, the Association, upon reasonable request, shall provide the Company copies of documents, recordings, tapes and other materials in its possession or control that are relevant to the grievance.

3.	The Crewmember(s) shall have the right to be represented at such hearing by an Association representative. Appearances at these hearing may be made by telephone.

4.	At or before the hearing the Company shall provide the Association representative with copies of any documents, recordings, tapes and other materials which the Company is relying upon to rebut the Association’s position; provided however, that when such evidence includes statements of witnesses, the Company may withhold materials which identify such witnesses, so long as the Company provides an accurate and complete summary of evidence contained in such statements.

5.	In addition to the materials covered by paragraph D.4, the Company, upon reasonable request, shall provide the Association copies of documents, recordings, tapes and other materials in its possession or control that are relevant to the grievance.

6.	Within seven (7) days after the close of such hearing, the Company shall issue its decision in writing and notify the pilot(s) and the Association and furnish each with a copy thereof. A copy will also be faxed concurrently to the Association Contract Administrator.

7.	If the decision of the Company is not satisfactory to the Crewmember, it may be appealed by the Association to the System Board of Adjustment within thirty (30) days after receipt of the decision by the Association Contract Administrator.

E.

Such hearings, if not conducted via telephone, will be held at the locale where the company’s general offices are located or at another place mutually agreed upon. For purposes of traveling to and from a hearing with the Company, the Crewmember, witnesses, and representatives who are employees of the Company shall whenever possible, be provided with transportation over the lines of the Company. If it is necessary to purchase air transportation, then the cost of air transportation for Association witnesses shall be paid for by the Association.and/or Company supplied airline transportation. They shall receive no pay or credit for such deadhead. For witnesses who are not employees of the Company, each side shall bear the travel expenses for their respective non-employee witnesses.

F.	If any decision made by the Company under the provisions of this Section is not appealed by the Association within the time limit prescribed for such appeal, the decision of the Company shall become final and binding. If the Company fails to hold a hearing or render a decision within the time limit prescribed, the grievance shall be considered denied, and the grievance shall proceed to the System Board of Adjustment. All time limits in this Section may be extended by mutual agreement. Such extensions shall be reduced to writing as soon as is practicable.

G.	If it is mutually agreed that a stenographic report, audio recording, or other transcription is to be taken of the investigation or hearing, in whole or in part, the cost will be borne equally by both parties to the dispute.

H.	All written notices, decisions, and appeals shall be delivered in person, by certified mail, return receipt requested, facsimile or by expedited method, provided that such method documents the sender and the recipient by signature and date. Notices, decisions, and appeals shall be deemed to have been made on the date of placement in the applicable system of delivery.

I.	The scheduling of hearings and meetings shall be coordinated between the parties.

J.	The Company and the Association may, by mutual agreement, decide to postpone grievances to the System Board of Adjustment so that all open and unresolved grievances are heard at one time. However, no grievance to the System Board of Adjustment shall be postponed for more than ninety (90) days.

K.	Nothing in this Section shall prevent the parties from meeting informally to resolve the matter through settlement. All settlement discussions or offers shall be strictly confidential and shall not be used by either party in any meeting of the System Board of Adjustment or in any future grievance.

L.	Any Grievances that have been fully adjudicated shall become a valid precedent for future Grievances containing materially the same facts or issues.

SECTION 21

SYSTEM BOARD OF ADJUSTMENT

A.	In compliance with Section 204, Title II of the Railway Labor Act, as amended, a System Board of Adjustment is established for the purpose of adjusting and deciding disputes which may arise under the terms of this Agreement and any amendments or additions hereto and which are properly submitted to it, which Board shall be known as the “Kitty Hawk Aircargo, Inc. Pilots’ System Board of Adjustment,” hereinafter referred to as the “Board.”

B.	The Board shall consist of three (3) members, one (1) of whom shall be appointed by the Association and one (1) by the Company, who shall be known as “Board Members,” and one (1) neutral member, who shall be known as the “Neutral Board Member” and shall be selected in accordance with paragraph G or any other process mutually acceptable to the Company and the Association. Each party shall advise the other, in writing, of the name(s) of persons who have been appointed to sit as Board Members in a case. Except for the Neutral Board Member, Board Members must be employees of the Company.

C.	The jurisdiction of the Board shall not extend to proposed changes in hours of employment, rates of compensation, or working conditions, nor may the Board add to, delete from or otherwise alter or amend the provisions of this Agreement. The Neutral Board Member shall have authority to hear and resolve questions of interpretation regarding this Agreement.

D.	The Board shall consider any dispute properly submitted to it by the Chairman or Vice Chairman of the Association MEC or by the Company’s Vice President of Flight Operations or his designee, when such dispute has not been previously settled in accordance with the terms of this Agreement.

E.	All disputes referred to the Board by the Association for consideration shall be addressed to the Vice President of Flight Operations. All disputes referred to the Board by the Company shall be addressed to the KPA MEC Chairman or Vice Chairman.

1.	Each case submitted shall show:

a.	Question or questions at issue.

b.	Statement of facts.

c.	Position of pilot(s) or the Association.

d.	Position of Company.

e.	Relief requested.

2.	When possible, joint submissions should be made, but if the parties are unable to agree upon a joint submission, then either party may submit the dispute and its position to the Board. No matter shall be considered by the Board which has not first been submitted in accordance with this Section of the Agreement.

F.	Unless the parties agree to bypass mediation, each case submitted to the System Board shall be submitted to mediation pursuant to the procedures outlined below:

1.	A one time training session for the mediation participants will be conducted by the National Mediation Board and will be held on a mutually agreeable date at a location selected by the National Mediation Board. Thereafter, mediation proceedings conducted pursuant to paragraph F will be held in the locale where the general offices of the Company are located or at a mutually agreeable site, or by telephone.

2.

Mediators either will be provided by the National Mediation Board pursuant to a process agreed upon by the parties or by any other method mutually agreed upon by the parties. All private Mediator fees and expenses, including the cost of any conference facilities or materials, will be shared equally between the parties. Each party shall bear the cost and expenses of its participants in the mediation.

3.	Prior to the start of each calendar year, provided cases are pending, in coordination with the National Mediation Board or mediator otherwise selected, the parties shall mutually agree upon sufficient days per calendar quarter in which to mediate pending cases.

4.	Cases will be scheduled for Mediation Conference in the quarter in which they are submitted or in the subsequent quarter. In the event the cases cannot be scheduled during the available dates in the current or subsequent quarter, additional dates will be agreed upon to accommodate the cases.

5.	The issue mediated will be the same as the issue the parties have failed to resolve through the grievance process. The presentation of evidence is not limited to that presented at any previous step of the grievance procedure. The rules of evidence shall be those of the American Arbitration Association, and no transcript of the Mediation Conference shall be made.

6.	The pilot(s) will have the right to be present for the presentation of their case. Other attendees will include those individuals needed to present the parties’ position and to reach agreement with authority to bind their respective party. Non-participating observers will not be admitted except by mutual agreement of the parties.

7.	The Company and the Association shall each appoint a principal spokesperson, who may be an attorney, for the Mediation Conference.

8.	The mediation process shall be informal. The Mediator has authority to meet both jointly and separately with the parties; however, the Mediator has no authority to compel resolution of the grievance.

9.	The record of the mediation shall be closed and inadmissible in any subsequent proceeding unless a written settlement is reached, in which case the record shall be admissible solely to interpret or apply the settlement, if necessary.

10.	The parties may jointly request the Mediator to give an oral advisory opinion.

11.	Written material presented to the Mediator or to the other party shall be returned to the party presenting that material at the termination of the Mediation Conference.

12.	In the event a grievance that had been the subject of a Mediation Conference is subsequently heard before the System Board of Adjustment, the Mediator may not serve as the Neutral Board Member of the System Board, nor may he be called as a witness by either party in the Board’s proceedings. During the System Board proceedings on such grievance, no reference will be made to the fact that the grievance was the subject of a Mediation Conference, nor will there be any reference to statements made, documents provided, or actions taken by either the Mediator or participants during the course of a Mediation Conference, unless the party offering such statements, documents or actions would have had access to or been entitled to them outside of the Mediation Conference.

13.	By agreeing to schedule a Mediation Conference, the parties are not waiving any procedural argument(s) that they have regarding the case. Both the Company and the Association reserve the right to raise jurisdictional or procedural issues notwithstanding their agreement to schedule such Conference.

14.	The jurisdiction of the Mediator shall not extend to proposed changes in hours of employment, rates of compensation or working conditions, nor may the Mediator add to, delete from or otherwise alter or amend the provisions of this Agreement.

15.	All parties involved in the Mediation Conference, including the Mediator, are barred from disseminating information concerning the Conference and/or individual grievances to the public, the media or like sources, provided, however, neither party is barred from disseminating general information regarding the scheduling and outcome of a mediation.

16.	The scheduling of hearings and meetings will be coordinated between the parties.

G.	If mediation does not successfully resolve a case, or if the parties agree to bypass mediation, the Company and the Association shall, within thirty (30) days, agree upon the selection of a Neutral Board Member. Such Neutral Board Members shall be members of the National Academy of Arbitrators and shall have aviation case experience. If the parties are unable to agree upon a Neutral Board Member, the parties will select a Neutral Board Member from the list of Neutral Board Members, using an alternate strike method. Should it become necessary to replace, or should either party elect to remove, a Neutral Board Member, the parties shall mutually agree upon a replacement. The parties shall meet annually to agree upon a list of Neutral Arbitrators.

H.	In coordination with the Neutral Board Member, the parties shall set a time and date for hearing, which shall not be more than sixty (60) days after such request for hearing, unless mutually agreed otherwise. At least fourteen (14) days in advance of the hearing date the parties shall exchange copies of documentary evidence falling within the ambit of Section 21, paragraphs D.1, D.2, D.5, and D.6, and Section 22, paragraphs D.1, D.2, D.4 and D.5 which have been subsequently acquired.

1.	A copy of the submission, including all papers and exhibits properly referred to the Board for consideration, shall be provided to the Neutral Board Member and the Board Members as soon as they are known.

2.	The Neutral Board Member shall preside at meetings and hearings of the Board and shall serve as Chairman. It shall be the responsibility of the Chairman to guide the parties in the presentation of testimony, exhibits and argument at hearings to the end that a fair, prompt and orderly hearing of the dispute is afforded. The Board shall meet in the locale where the company’s general offices are located unless the parties agree to meet at another location.

3.	Crewmembers may be represented at Board hearings by such person or persons as they may designate. The Company and the Association may be represented by such person or persons as they may designate, provided that the Association is not representing the pilot(s). Evidence may be presented either orally or in writing, or both.

4.	The Board may, by a majority vote, summon any witnesses who are employed by the Company and who may be deemed necessary by the parties to the dispute, or by either party, or by the Board itself.

5.	The number of witnesses summoned at any one time shall not be greater than the number which can be spared from the operation without unduly disrupting the operation of the Company. Witnesses providing testimony shall do so under oath.

6.	The Board will render its decision in writing as promptly as possible.

I.	A majority of the votes of the Board shall be competent to make a decision.

J.	Decisions of the Board in all cases properly referable to it shall be final and binding upon the parties.

K.	The expenses and reasonable compensation of the Neutral Board Member will be borne equally by the parties. Each of the parties will assume the compensation, travel expenses and other expenses of the Board Members selected by it and the non-employee witnesses called by it.

L.	Each Board Member shall be free to discharge his duty in an independent manner, without fear that his individual relations with the Association, the Company or with the employees may be affected in any manner by any action taken by him in good faith in his capacity as a Board Member.

M.

For purposes of traveling to and from a System Board hearing, the pilot, witnesses and representatives who are employees of the Company or the Association and all grievants shall, whenever possible, be provided with transportation over the lines of the Company. If it is necessary to purchase air transportation, then the cost of air transportation for Association witnesses shall be paid for by the Association. They shall receive no pay or credit for such deadhead. For witnesses that are not employees of the Company, each side shall bear the cost for its witnesses.

N.	When it is mutually agreed that a stenographic report, audio recording, or other transcription is to be taken of the hearing in whole or in part, the cost will be borne equally by both parties to the dispute. In the event it is not mutually agreed that such transcription or recording be taken, any transcription or recording taken of such hearing made by either of the parties shall be furnished to the other party, upon request, provided that the cost of such transcription or recording shall be borne equally by both parties.

SECTION 22

SENIORITY

A.	System Seniority List

1.	The Company shall maintain a System Seniority List for Crewmembers, which shall be known as the Kitty Hawk Aircargo Crewmember System Seniority List (List or System Seniority List). Such List shall include in system seniority order the name, birth date, date of hire as a Crewmember, and Status of all Crewmembers, whether active or inactive, entitled to be on the List, in accordance with the provisions of this Agreement. Crewmembers holding management positions will be so identified.

2.	System seniority shall apply and shall govern, except as otherwise provided in this Agreement. For the awarding of vacation awards and the bidding for Bid Period schedules seniority in Status shall apply.

a.	B727 Crewmembers, employed by Kitty Hawk before this Agreement becomes effective, will be governed as follows:

i.	Once all reinstatements (previously downgraded Captains and First Officers) have been fulfilled, vacancies for any opening will be awarded based on seniority.

ii.	Bids for First Officer or Captain upgrade must meet the minimum FAR, GOM and ATP requirements.

iii.	Crewmembers bidding for the first time to Captain must have a minimum of two upgrade recommendations on file from current Company Captains and those letters must have been received within six (6) months of the Crewmember’s consideration for upgrade. Additionally, each recommendation letter must be from Company Captains who have actually flown with the Crewmember within the proceeding six (6) months.

3.	The Company shall compile each January and July an updated copy of the List, which will be posted by the Company at each Crewmember Base and mailed to each Crewmember by January 15 and July 15 of each year.

4.	Should a Crewmember dispute information on a newly published List, other than the System Seniorty List published at ratification, such Crewmember shall have ninety (90) days from the posting of the List to file a written protest with the Company. The Company will respond in writing to a properly filed protest within fifteen (15) days of receipt. In the event a Crewmember fails to file a protest with the Company within the ninety (90) day period specified above, such Crewmember shall not thereafter be entitled to file any protest, which should have been filed within such ninety (90) day period.

5.	Changes to the List shall be effected only as provided herein.

B.	Seniority and Accrual

1.	A Crewmember’s date of hire as a Crewmember shall begin, and system seniority shall accrue from, the date of report for initial flight crew training with the Company and shall continue to accrue during such employment, except as otherwise provided in this Agreement. Management pilots shall continue to accrue seniority and longevity.

2.	Should two or more Crewmembers have equal hire dates, based upon their report date for initial flight crew training, their system seniority shall be based upon their birth date, with the oldest being the most senior. In the event two or more Crewmembers are of equal age, their system seniority shall be based upon the last four digits of their respective social security numbers with the Crewmember having the lowest number, comprised of the last four digits, being the most senior.

3.	A Crewmember reporting for initial flight crew training who has worked for the Company, or any subsidiary thereof in another capacity, shall receive a new System Seniority number and date of hire as prescribed in paragraphs B.1 and B.2 above. The Crewmember shall retain any previous unbroken full time service with the Company for the purposes of vacation and sick time allotments.

C.	Seniority Termination

1.	A Crewmember shall be removed from the List upon the occurrence of one of the following:

a.	resignation;

b.	reaching statutory FAR Part 121 retirement age, unless the Crewmember downgrades to Flight Engineer status in accordance with this Agreement;

c.	conclusion of five (5) years of continuous medical leave of absence (must be continuous without any intervening period of active service);

d.	conclusion of a two (2) year period of Furlough (must be continuous without any intervening period of active service), after two (2) years and up to the fifth (5th) anniversary of their Furlough, Furloughed Crewmembers shall have the option, if recalled, to rejoin the Company as new hires and shall have retain none of their previous seniority or longevity;

e.	discharge, if upheld or unchallenged;

f.	fails to return to work at the expiration of an approved leave of absence;

g.	declines a standing bid award, except as provided in this Agreement;

h.	or as may be otherwise set forth in this Agreement.

2.	A discharged Crewmember is no longer considered an employee for any purpose as of the effective date of discharge.

3.	A Crewmember who resigns from the Company and is then rehired shall not carry over or retain a seniority number, date of hire as a Crewmember, or any other benefit from previous years of employment. Such Crewmember shall be reassigned a new system seniority number and date of hire as prescribed in paragraphs B.1 and B.2 above.

D.	Probation

1.	All Crewmembers shall be on probation for the first twelve (12) Months of active service following their successful completion of their initial new hire ground and simulator training. As defined in this Agreement, time spent on non-flying duty, management duty, leave of absence, or Furlough shall not count toward the completion of the probationary period.

2.	A Crewmember on probation shall not be entitled to utilize the grievance and/or system board procedures of this Agreement related to any disciplinary action, including discharge. In any case, should a probationary employee ever be afforded a grievance or a system board hearing, by mutual agreement of the Company and the Association, by law or otherwise, the Company shall not be required to prove “just cause” in any disciplinary or discharge grievance or system board hearing. If the employee is afforded such a grievance or system board hearing, the Company would be required to provide an explanation for its decision which cannot be arbitrary or capricious. If a probationary Crewmember is upgraded to Captain, his probationary period shall end upon successful completion of IOE.

SECTION 23

FURLOUGH AND RECALL

A.	No Furlough Clause

1.	During the term of this Agreement, no Crewmember who is an active Crewmember of the Company and is on the Kitty Hawk Aircargo Crewmember System Seniority List as of the date of ratification of this Agreement shall be Furloughed, unless the Furlough is occasioned by an act of God, a strike or work stoppage affecting a substantial portion of the Company’s flight operations, the grounding of a substantial number of the Company’s aircraft by the FAA or other government agency or other circumstances over which the Company has no control which are not related to reasonably foreseeable market conditions and which affect a preponderance of the Company’s business. This paragraph A shall not apply to Flight Engineers who cannot qualify for a First Officer or Captain’s position.

B.	Furlough

1.	In the event of a Furlough, affected Crewmembers shall be provided a minimum of fourteen (14) days notice, or pay for each day the notice is less than fourteen (14).

2.	Furloughs shall be in inverse seniority order, except as otherwise provided for in this Agreement. A Pilot downgraded to Flight Engineer status must either posses a Flight Engineer’s rating or have passed the FAA Flight Engineer’s written examination, and the results of such written examination must still be current. No Crewmember, with the exception of those over the age of sixty (60), may be downgraded, for pay purposes, more than one Status. For example, a Captain downgraded to Flight Engineer status will receive First Officer pay in accordance with his longevity.

3.	Furloughed Crewmembers must keep the Chief Pilot advised at all times of their current mailing address and telephone number(s).

4.	Crewmembers shall not accrue seniority for pay purposes (longevity) or seniority for benefit purposes while on Furlough unless the period of Furlough is less than thirty (30) days.

C.	Recall

1.	Recalls of Pilots and Flight Engineers shall be in system seniority order in accordance with the Standing Bid.

2.	Furloughed Crewmembers shall be provided a minimum of fourteen (14) days notice of any recall unless the Crewmember agrees to lesser notice. Notice of recall shall be in writing. It may, however, also be communicated verbally (e.g., by telephone) with written confirmation provided to the Crewmember at a later date. The notice period shall commence upon the earlier of the Crewmember’s receipt of the written notice or the date the Crewmember is otherwise contacted, provided that the positive contact can be verified by telephone recording or some written record which can be produced at a later date. The written notice of recall shall be sent by certified mail, return receipt requested, or by an alternate private delivery service which can provide a dated record of delivery to the Crewmember.

3.	Crewmembers shall notify the Chief Pilot, or his designee, of their intent to accept recall within ten (10) days of receipt of the written or verbal notice, whichever is earlier. If the Company provides the Association a copy of its record which indicates the Crewmember’s address and the date the written notice was sent and further advises the Association in writing that the Company has not received a reply from the Crewmember after ten (10) days from the date the written recall notice was sent, the Crewmember shall be bypassed for recall and shall be deemed to have not submitted a Standing Bid. Thereafter, such Crewmember will be recalled pursuant to the procedures set forth in D, below.

4.	Upon report after recall, a Crewmember must have in his possession a valid FAA medical certificate required for his position.

5.	Notwithstanding the foregoing, in the event a Crewmember is unable to report due to personal illness or injury, he shall advise the Chief Pilot at the earliest possible date of the problem. Such Crewmember’s recall shall be deferred to the date the Crewmember is medically fit to comply with the recall provided the Crewmember is able to return within twenty-four (24) months of his original recall date. Should the Crewmember be unable to return to active flying by the end of the twenty-four (24) month period, he shall be subject to the five (5) year provisions of Section 13, C., 2.

6.	The Crewmember’s return to the active payroll shall be the earlier of:

a.	The date he reports for active flight status if no training is required; or

b.	The date the Crewmember reports for training.

7.	Upon recall, Crewmembers will be awarded an existing Vacancy in accordance with Section 24 of this Agreement.

D.	Recall Bypass Option

1.	Furloughed Crewmembers may elect not to file a Standing Bid and shall therefore be bypassed upon any recall. This option may be updated at any time prior to the announcement of a recall.

2.	Furloughed Crewmembers who have not submitted a Standing Bid shall be bypassed. A Crewmember may elect to be bypassed for up to twenty-four (24) months from the date of his last furlough. After twenty-four (24) months, a Crewmember who elects to be recalled shall have the option to return as a new hire Crewmember in accordance with Section 15, C., 2. After sixty (60) months from the date of the Crewmember’s last furlough, the Crewmember will lose all recall rights.

SECTION 24

FILLING OF VACANCIES AND DISPLACEMENT

A.	Standing Bids

1.	Crewmembers shall indicate their preferences for Status and Base by listing all Status and Base bids in priority order on the system wide Standing Bid form. Standing Bids are to be submitted to the Crew Staffing Department. Such Standing Bids shall be maintained in the Crew Staffing Department and shall be available for inspection by any Crewmember during normal business hours. When awarding bids, the Company shall use the most recent system wide Standing Bid form on file with the Company at the closing of a bid. To be considered as “on file with the Company,” a Standing Bid form must have been received by the Crew Staffing Department prior to the closing of a bid. Crewmembers may change their Standing Bids at any time.

2.	On December 1 of each year, the Company shall notify each Crewmember that his Standing Bid shall be purged from the system as of January 1 of the next year and that the Crewmember should submit a new bid. A Crewmember who fails to renew his bid shall be considered to have bid his current Status and Base.

3.	The Company shall develop and implement a system whereby a Crewmember may submit his system wide preferential bid form electronically via the Company website.

B.	Vacancies

1.	When the Company determines that Vacancies exist, the Company shall post a notice describing the Vacancy(ies). All Vacancy notices shall indicate the Base, the Status, the estimated training class dates, the effective date of the Vacancy, and the closing time and date which shall not be less than fourteen (14) days after posting, or, in the event of a new aircraft type or a new Base, not less than thirty (30) days after posting.

2.	All bidsfor Vacancies shall be posted at the FWA hub and mailed to Crewmembers’ homes, together with a copy of the Standing Bid form. Announcements of the Bid shall be posted at the FWA hub and mailed to Crewmembers’ homes, and shall also be posted on the Company’s web site. Crewmembers may opt not to receive a mailed copy of the bid if the bid and bid form are provided on the Company website. The Crewmember is deemed to have received notice of the Vacancy when it is posted at the FWA hub and on the Company website.

C.	Filling of Permanent Vacancies

1.	Vacancies shall be awarded to the senior Crewmembers who bid and are not otherwise restricted under this Agreement.

2.	All Vacancy awards will contain the Crewmember’s name, Base, Status and the effective date of the Vacancy. A Crewmember’s scheduled or projected Training Commencement Date will be published within two weeks of the award.

3.	Crewmembers are subject to minimum experience requirements as follows:

a.	The Company shall determine experience requirements for new hire Crewmembers.

b.	No additional experience requirements shall apply for First Officers to transition to other First Officer Vacancies except for any Status freeze as outlined in paragraph H below.

c.	The Company will publish the minimum qualifications (e.g., block hours, licenses, certificates, etc.) it establishes for each Position (i.e. Captain, First Officer and Flight Engineer). The minimum total fixed wing pilot hours for upgrade to Captain shall not be less than 3000 hours. Initial qualifications as applied to the introduction of new equipment shall not include as a requirement previous time on such equipment. Other Company qualifications (such as total time, etc.) shall apply.

d.	The Company shall notify the MEC Chairman thirty (30) days in advance of any change to the minimum experience requirements for Crewmembers. The MEC Chairman shall have the opportunity to respond to any changes. Any changes to the minimum experience requirements shall be subject to the Grievance Procedures of this Agreement.

D.	Training Priority

1.	Crewmembers awarded a bid for a new Status that requires training will be assigned to such training in seniority order. However should the Crewmember be unavailable due to illness, injury, leave of absence, jury duty or bereavement, he will be placed in the next training class.

2.	Should Crewmembers be awarded bids for the same Status on different bids, the Crewmembers awarded the earlier bid shall be assigned to training prior to Crewmembers awarded a later bid.

3.	Crewmembers requiring training to a new Status due to Displacement or being Reduced shall, subject to the Crewmember’s unavailability due to, jury duty, illness, injury, or leave of absence or due to the Company’s operational requirements, be assigned to such training in inverse order of seniority.

4.	Except as otherwise provided in this section, or due to a personal or medical emergency, a Crewmember shall not be released from an awarded bid Vacancy. Only the System Chief Pilot, or his designee, may release a Crewmember from an awarded bid Vacancy. Once released from an awarded bid Vacancy, the Crewmember forfeits all rights to that released Status/Base award.

E.	Cancellation of Status/Base Vacancy Bid(s) and/or Bid Award(s)

The Company may cancel a Status/Base Vacancy bid(s), or a Status/Base bid award(s). If the Company elects to do so, it must cancel the entire Status/Base Vacancy bid(s), or the remaining portion(s) of the Status/Base bid award(s). This provision will only be exercised due to changes in the operating plan, which affects staffing based on changes to block hours and/or aircraft deliveries or Reductions. This does not apply to any Crewmember who has completed training or whose bid effective date was previous to the bid cancellation posting date.

F.	Status Freeze

1.	A Crewmember requiring transition training as the result of being awarded a voluntary bid to a new Status shall be subject to restriction to that Status for twenty-four (24) Months from his Training Commencement Date.

2.	The above Status freeze restrictions shall be waived for the following:

a.	A First Officer upgrading to Captain;

b.	If a Crewmember is displaced or Reduced from his Status or Base;

c.	A Crewmember returning from Furlough (time spent on Furlough counts towards Status freeze requirement, except the time attributable to a Crewmember’s voluntary recall bypass);

d.	The Company, in its discretion may release Crewmembers from their Status freeze by system seniority;

e.	A Crewmember who is unable to retain his current Status due to limitations to his medical certificate;

G.	Reduction and Displacement

1.	If there are excess Crewmembers in a Status at a Base, the Company shall announce the most junior Crewmembers who are excess and shall publish all known Vacancies. Any Vacancies shall be filled pursuant to a Displacement Bid as follows:

a.	A Displacement Bid shall be prepared by the Company any time that there is a furlough, a domicile closure, a transfer of flying, or the movement of a domicile. The Displacement Bid shall remain open for a period of 14 days.

b.	In all cases where a Displacement Bid would involve vacancies (such as movement of flying from one domicile to another), a Special Standing Bid shall be conducted in conjunction with the Displacement Bid.

c.	The Special Standing Bid shall be conducted under the existing rules for a Standing Bid except that it shall be limited to active Pilots and flight engineers and shall not include displaced pilots and flight engineers. In addition, active Pilots and flight engineers shall be limited to bidding for seats that they have previously held at Kitty Hawk Aircargo, Inc.

d.	The Special Standing Bid shall be announced and remain open concurrently with the Displacement Bid. However, the Special Standing Bid shall be run before the Displacement bid, immediately after the closing of the bid period for both bids.

2.	The Displacement Bid shall be completed by the most senior affected active pilot in any affected domicile and all active pilots junior to him or her.

3.	Active pilots may bid for any seat (so long as they are not subject to a Status Freeze), which they hold or have previously held at Kitty Hawk Aircargo, Inc., or a lesser seat; and they may be awarded any such seat and domicile, which their seniority will allow.

4.	The Company will endeavor to contact potentially affected Pilots and Flight Engineers, who have failed to bid before closure of the bids. In addition, the Union will be notified of any potentially affected pilot that has failed to bid in order that they may contact the potentially affected pilot.

H.	Voluntary Furlough

1.	Voluntary furlough will be open to all active Crewmembers. A Crewmember that will be involuntarily furloughed may not bid for a voluntary furlough.

2.	Voluntary furlough will be awarded based upon seniority.

3.	The opportunity for voluntary furlough will remain open until the award of the Displacement Bid.

I.	Recall of Furloughed Pilots

1.	All furloughed Crewmember wishing to return to flying status will maintain a Standing Bid with the Company.

2.	Standing Bid awards shall be made based upon seniority and the Crewmember shall be notified by the telephone and in writing by overnight delivery, express mail, or certified mail.

3.	A Crewmember that receives a Standing Bid Award and declines the award will be deemed to have resigned his or her employment.

4.	A Crewmember that cannot be contacted by reasonable means will be considered to have declined his or her Standing Bid Award, and deemed to have resigned his or her employment.

5.	Crewmembers on furlough, whether voluntary or involuntary, will retain their seniority for a period of two years from the date of furlough. Recall from furlough with a subsequent furlough shall restart his or her two-year period,

6.	Crewmembers not recalled from furlough after two years will not retain their seniority or longevity, however, for a period of three additional years they will be eligible for recall through the Standing Bid.

7.	Crewmembers who have not returned to active flying status within five years from the date of their furlough shall be dropped from the Standing Bid, have no further recall rights and shall forfeit all seniority.

8.	If a vacancy exists for which no eligible Crewmember has cast a Standing Bid, the Company may fill that vacancy by hiring a pilot.

J.	General

1.	A Crewmember’s pay for a new Status shall be effective upon successful completion of his FAA type certificate or proficiency check as is appropriate.

K.	Multiple Aircraft Qualification

Crewmembers, other than Check Airmen, shall not operate more than one aircraft type. The last check ride taken will dictate which aircraft type a Crewmember is Qualified to operate. Common type rating aircraft are exempt from this requirement (e.g., B-757 and B-767).

SECTION 25

SCHEDULING

A.	General

1.	Bid periods shall be a minimum of twenty-eight (28) days in duration.

2.	Bid periods shall begin on Monday at 0000 Zulu time. The starting day and/or time of a bid period may be changed by mutual agreement of the Company and the MEC.

3.	The number of lines to be constructed will be determined by the Company, subject to the limitations contained in this section.

4.	Award of and adjustments to bid lines and reserve assignments shall be made in order of seniority except as specifically provided in this Agreement.

5.	The Company will provide Crewmembers transportation from or back to their Base if the Trip originates or terminates at a location other than the Crewmember’s Base.

6.	A Crewmember who will be unavailable for scheduled duty for any reason shall notify the Company as far in advance as reasonably possible.

7.	A Crewmember on a layover shall provide the Company a contact telephone number if he does not stay at the layover hotel.

8.	A Crewmember shall confirm his schedule for a Bid Period with Crew Scheduling at least 30 hours prior to his first Duty Day of each week.

9.	Communications between Crewmembers and crew schedulers shall be conducted in a professional manner. The party initiating the communication shall identify himself to the other party.

10.

B.	Bid Package

1.	The Company shall publish a bid period package for each bid period.

2.	Such package shall contain the following:

a.	List of eligible bidders by Status;

b.	Flying lines with the Pay Credit Hour value of each line;

c.	Reserve lines indicating the type of Reserve Assignment.

d.	All known flying.

e.	Trip information (e.g., layover hotels, show times, block out and block in times and Average Block Times);

g.	A list of vacations scheduled for the Bid Period, including Crewmember names and dates.

h.	A list of Crewmembers scheduled for recurrent training in the bid period.

i.	Closing date(s) and time(s) and other deadlines for the bidding process;

j.	If not available online, forms for bidding lines and open time;

k.	Significant changes from the preceding bid period’s schedule (e.g., cities added or discontinued); and

l.	Other information as deemed appropriate by the Company.

C.	Bid Line Construction

It is the intent of this section to provide policies as to how Crewmembers will be scheduled. The policies contained herein are absolute minimums to protect Crewmembers, they are not intended to represent the norm.

1.	Flying Lines

a.	“Known flying” means all trips and contracted charters. All known flying shall be built into flying lines to the extent possible under rules for line construction contained in this section.

1.	The Company shall not be required to construct Bid Lines with fewer than forty (40) Credit Hours.

2.	Bid Lines shall contain less than eighty (80) Credit Hours.

b.	No Crewmember shall have less than twenty (20) Days Off in a fifty-six (56) day Bid Period or ten (10) Days Off in a twenty-eight (28) day Bid Period except for Bid 7 (December Bid) in which no Crewmember shall have less than seven (7) Days Off, this is to account for increased seasonal flying.

D.	Open Time and Drafting

1.	All Open Time shall be posted on the Open Time board.

2.	Crewmembers shall be able to Bid for Open Time and shall be awarded open time in accordance with their seniority. Crewmembers shall be paid their Base Hourly Rate. If a Crewmember has not met his Minimum Guarantee he shall receive Credit Hours towards his Minimum Guarantee. If a Crewmember has met his Minimum Guarantee, he shall be paid his Base Hourly Rate for Credit Hours, or fractions thereof flown above the Minimum Guarantee.

3.	If prior to thirty-six (36) hours from the scheduled departure of the Pairing, no Crewmember has Bid for the Open Time, the Company may Draft Crewmembers in inverse seniority order to operate the Pairing for which Crewmembers will receive Credit Hours towards their Minimum Guarantee if the Crewmember has not yet met his Minimum Guarantee, at their Base Hourly Rate. If the Crewmember has met his Minimum Guarantee, he shall be paid his Base Hourly Rate for Credit Hours, or fractions thereof flown above the Minimum Guarantee. With respect to Drafting:

a.	Crewmember does not have to notify the Company of his whereabouts on his days off and while on vacation

b.	No Crewmember will be drafted more than once per 28 day period

c.	The Company must exhaust all other avenues prior to drafting

4.	If a Pairing is posted as Open Time within thirty-six (36) hours of its scheduled departure time, Crewmembers who are drafted to operate the Pairing will receive the greater of their Base Hourly Rate times one hundred and fifty percent (150%) of the Credit Hour Value of the Pairing or three and one-half (3.5) Credit Hours at their Base Hourly Rate. If as a result of a Draft, a Crewmember cannot fly a Pairing on his Scheduled Bid Line, he will be pay protected for that portion of his Pairing that is missed at his Base Hourly Rate. Crewmembers shall not receive Credit Hours for both the Pairing for which they were Drafted and their missed Scheduled Bidline Pairing if both are concurrent, they shall receive Credit Hours for whichever Pairing is greater.

5.	The Company may bypass a junior Crewmember for a more senior Crewmember when Drafting if the cost of Positioning the more senior Crewmember is more than two hundred dollars ($200) cheaper than Repositioning the junior Crewmember to the Assignment. However, once a Crewmember is Drafted and accepts the Assignment, the Company shall not replace the Crewmember with another without the Drafted Crewmembers consent due to Positioning costs.

E.	Eligibility to Bid

1.	All Crewmembers whose names appear on the Pilots’ System Seniority List are eligible to Bid a Bidline, except as provided below.

2.	Medical Leave of Absence

a.	A Crewmember on a medical leave of absence may not Bid unless:

i.	He has submitted to the Chief Pilot satisfactory medical documentation establishing an anticipated date for his return to flying in the Bid Period for which he wishes to Bid.

b.	If such Crewmember does not return to flying on his anticipated date of return, he may not Bid for a subsequent Bid Period until he has secured and presented to the Chief Pilot a current and valid medical certificate.

3.	Initial, Transition or Upgrade Training

a.	A Crewmember scheduled to enter initial, transition or upgrade training may not Bid unless such training is scheduled for less than one-half (1/2) of the Bid period for which he wishes to Bid.

b.	A Crewmember in initial, transition or upgrade training may not Bid unless he is scheduled to complete all training within the first ½ of the Bid Period for which he wishes to Bid.

F.	Posting and Bidding Procedures

1.	Bid packages will be made available to pilots via the Internet bid site: www.khabids.com and at the Hub at least 28 days prior to the commencement of the period to be bid. A copy of the bid package shall concurrently be provided to the MEC via e-mail in an electronic format. The Company may delay a Bid Package if there is a substantial likelihood of changes to the scheduled flying that would affect the Bidlines. In no event may the Company delay the Bid Package to less than ten (10) days prior to the beginning of the Bid Period.

2.	Bids may be submitted to Crew Scheduling via the Internet Bid site: www.khabids.com or by facsimile, receipt of all Bids that are sent via facsimile must be verified via telephone by the Crewmember. Crewmembers may verify their Bid via the Internet bid site: www.khabids.com.

3.	Bidding closes seven (7) days after the Bid Packages are provided to the Crewmembers.

4.	If a Crewmember fails to Bid a sufficient number of lines, Crew Scheduling shall assign him a Bidline in his category after all other Bids have been processed.

5.	Bidding for Pay Purposes

a.	A Crewmember expected to be unavailable (e.g. vacation for two weeks,) for an entire Bid Period shall Bid for pay purposes only.

G.	Final Bid Award

1.	Crew Scheduling shall issue the Bid Awards within forty-eight (48) hours after the closing of the Bids.

2.	For revisions to the final Bid that result in changes to Pairings or Average Block Times, the company shall build the affected Crewmember a custom line or assign him a Reserve line. The assigned line will not change or be in conflict with the originally awarded Days Off, without the affected Crewmembers consent. The Crewmember will be pay protected for his originally awarded Bidline or will receive the Credit Hour value of his line flown, whichever is greater.

3.	The final Bid Award shall be posted on the Internet bid sites: www.khabids.com, www.KHAircargo.com and a copy sent via facsimile to all Hubs

SECTION 26

GENERAL

A.	Payment for Equipment and Training

A Crewmember shall not be required to pay for the use of any equipment, maps, en route charts, approach plates, Coast and Geodetic or Jeppesen Manuals or any revisions to same, or similar equipment or items paid for and furnished by the Company and used in operations and training. The cost of any Crewmember training required by the Company shall be borne by the Company.

B.	Damage to Equipment

A Crewmember shall not be fined or required to pay for damage to any equipment operated in the service of the Company unless such damage results from willful misconduct.

C.	Entitlements under the Railway Labor Act

Nothing in this Agreement shall limit or deny a Crewmember or the Company any rights or privileges to which they may be entitled under the Railway Labor Act, as amended.

D.	Personnel File

A Crewmember shall have the right to review, or may designate by written authorization a representative to review, his personnel file during normal business hours. Further, upon request by the Crewmember or his authorized representative, the Company shall provide to the Crewmember or his authorized representative, as soon as practicable, a copy of any material in the Crewmember’s file. A Crewmember shall receive a copy of any material placed in his file which is critical of the Crewmember or of a disciplinary nature. Any disciplinary material or material critical of the Crewmember’s performance, other than material dealing with the Crewmember’s operating competency and proficiency, shall, upon request of the Crewmember, be removed from his personnel file after three (3) years. Training failures that are more than five (5) years old will not be considered for disciplinary purposes.

E.	Orders in Writing

All orders to Crewmembers involving a change in Base assignment, Status change, Furlough, recall, and leaves of absence shall be in writing and delivered to the Crewmember by mail, overnight mail, email or COMAT.

F.	Copies of Agreement

Each Crewmember shall be provided a copy of the Agreement within sixty (60) days from its signing. Newly hired Crewmembers shall be provided copies of the Agreement during initial ground school. The Company shall pay the costs of printing the Agreement. The Company shall be responsible for the cost of distributing the Agreement to Crewmembers.

G.	Amendments to the Agreement

Either party may propose amendments or additions to the Agreement during its term. Any discussions or negotiations that result from such proposals shall not be considered as discussions or negotiations under Section 6 of the Railway Labor Act, as amended, and shall not serve to reopen any other sections of the Agreement. Any agreements mutually agreed upon and concluded between the parties pursuant to this paragraph shall be published in a form that may be included with the basic Agreement and considered as part thereof (e.g. Side Letter of Agreement).

H.	Visas, Inoculations and Photos

1.	The Company shall reimburse Crewmembers for the cost of visas and required photos (other than passport photos). For specific flight assignments, the Company shall reimburse Crewmembers for recommended inoculations/medications as required by the Company. The Company shall obtain visas whenever practicable, but when necessary, Crewmembers shall assist in obtaining visas.

2.	Trips Requiring Inoculation

a.	When the Company operates to a destination where inoculations against disease are required, Crewmembers shall not be required to obtain such inoculations against their will. The decision of a Crewmember to decline to obtain a required inoculation shall not result in disciplinary action. This provision applies only to required inoculations.

b.	Bidding and Assignment

i.	To the extent the Company has knowledge of a requirement for certain inoculations, it will provide advance notice to Crewmembers regarding the Bidlines and Pairings affected by the requirement. Time permitting, this notice will be placed in the bid packages identifying the Bidlines and/or open time Pairings that require Crewmembers to have specific required inoculations. Pairings in open time that are not identified in the Monthly bid package as requiring inoculations, shall be identified as such on open time recordings and listings. Crewmembers bidding such open time Pairings shall mark in the place provided on the open time bid form that they know they are bidding for a Pairing(s) that require specific inoculations, and that they have the required inoculations (i.e. are current within accepted medical time limits for inoculation effectiveness), or that they will obtain the required inoculation in time to fly the Trip.

ii.	Crewmembers who bid during the Monthly bidding process for specific Bidlines that require an inoculation are signifying by such bid that they either have the required inoculations (i.e. are current within the accepted medical time limits for inoculation effectiveness), or that they will obtain the required inoculation in time to fly the Trip(s) with the requirement.

c.	Right of Refusal and Pay

i.	Should the Company have knowledge of, or reasonably should have knowledge of required inoculations prior to the awarding of Bidlines or open time and fail to provide Crewmembers with the notice, it will:

a)	Inform Crewmembers awarded the affected Pairings of the requirement and determine if the Crewmembers either have the required inoculations (i.e. is current within the accepted medical time limits for inoculation effectiveness) or are willing to obtain the required inoculation.

b)	Crewmembers who require the inoculations and who decline to obtain such inoculations will be removed from the Pairing(s) and pay protected for the scheduled Credit value of the Pairings from which they are removed.

ii.	In the event that notice of a new requirement for an inoculation is received by the Company after Monthly bids or open time is awarded, and a Crewmember scheduled to fly an affected Pairing needs the required inoculation and does not wish to obtain that inoculation, the affected Pairing(s) will be dropped. The dropping of such Pairing will not affect the Crewmember’s guarantee.

iii.	Crewmembers who do not have required inoculations (i.e. are not current within the accepted medical time limits for inoculation effectiveness) may decline a Pairing(s) requiring inoculations assigned to them as a reserve or by junior Assignment if they do not wish to obtain the required inoculations.

I.	No Discrimination

The Company and the Association wish to make it a matter of record in this Agreement that, in accordance with established policy of the Company and the Association, neither the Company, its officers or agents, nor the Association, its officers or agents shall unlawfully discriminate against any employee on account of race, color, religion, national origin, age, sex, handicap or because the employee is a disabled veteran or Vietnam era veteran.

J.	Crewmember Information Provided to the Association

The Company shall provide the Association the following information:

1.	A list containing the names and mailing addresses of all Crewmembers. An updated listing shall be provided the first day of basic indoctrination class. Additionally, any changes in Crewmember employment status shall be reported to the Association following the end of each Month.

2.	The Company will provide the Association with a copy of all Status and Base bid awards and Base lists whenever updated.

K.	Association Representation

1.	Bulletin Boards

The Association will install a suitable bulletin board at each domicile for the posting of official notices of Association meetings, elections, seniority lists, and official notices. The bulletin board will not contain any editorialized material and will be lockable.

2.	Admission of Association Officials to Company Property

The Company agrees to admit to its property the officially designated representatives of the Association to transact such business as is necessary for the administration of the Agreement.

3.	Crewmember Presence at Company Direction

Any Crewmember required to be present at a meeting with a Company official at Company direction shall be entitled to Association representation if he so requests.

L.	Base Parking

1.	The Company shall provide free, safe, and convenient employee parking for Crewmembers at their assigned Base, which includes Co-terminals when and where appropriate. If a Crewmember’s home is not at his Base, the Crewmember, upon request will be provided with employee parking at the airport from which he commutes, if available.

2.	For those Crewmembers who commute, the Company shall provide an employment verification letter, which may be used by the Crewmember in an effort to secure non-base employee parking when possible and available.

M.	Monitoring Devices

1.	The Company shall not use information gathered from a cockpit voice recorder (CVR) in any disciplinary action against a Crewmember.

2.	The Company will not use flight data recorder (FDR) data in any disciplinary action against a Crewmember except in cases involving accident or incident investigations initiated by the FAA or NTSB.

3.	If the Company reviews the CVR or FDR in conjunction with an accident or incident, the Association will be able to listen to the CVR and/or have access to the FDR data.

4.	In the event the Company installs devices capable of monitoring and/or transmitting Crewmember performance data on an aircraft, it shall not use such data in any disciplinary action against a Crewmember.

N.	Savings Clause

Should any part of this Agreement be rendered invalid by reason of any existing or subsequently enacted legislation, act of government agency or decree of court having jurisdiction, such invalidation of a part of this Agreement will not invalidate the remaining parts thereof, which will remain in full force and effect. If any part of this Agreement is invalidated, either party may, upon thirty (30) days written notice to the other, request negotiations for an amendment specifically drafted to account for the invalidated part of this Agreement.

O.	Sanctity of the Agreement

Unless otherwise provided in this Agreement, neither the Company nor a Crewmember shall enter into arrangements that waive the terms of this Agreement.

P.	Gender

Any masculine pronoun used in this Agreement shall be deemed and understood to designate any employee, whether male or female.

SECTION 27

INSURANCE

A.	Medical Insurance

1.	The features of the medical insurance plan shall be summarized in booklet form and distributed to all Crewmembers. Crewmember’s shall receive benefits no less than those offered to all other employees of the Company. In addition, Crewmembers will receive both short term and long term disability benefits unless comparable benefits are offered by a national union (at no additional cost to the Crewmember) that the Association has merged or combined with.

a.	So long as the Crewmember is an employee of the Company when the long term disability claim is made and the claim is a covered claim, the Crewmember will continue to receive long term disability benefits for that claim until the earlier of when disability ends or reaching the age of sixty-five (65), even if his employment is terminated.

SECTION 28

RETIREMENT AND DOWNGRADE TO FLIGHT ENGINEER

A.	Crewmember Savings Plan (401(k))

Crewmembers shall be offered the opportunity to participate in a 401(k), or equivalent retirement savings plan as provided for all employees of the Company.

B.	Downgrade to Flight Engineer

1.	In accordance with FAR’s upon reaching FAR mandatory Captain and First Officer retirement age (“Retirement Age”), a Crewmember may no longer act as Pilot in Command (PIC) or a First Officer, while operating part 121 revenue flights.

2.	A Crewmember must notify the Chief Pilot at least 60 Days prior to his FAR mandatory Retirement Age as to the Crewmember’s intention to retire or downgrade to a Flight Engineer position.

3.	To be eligible to downgrade to a Flight Engineer Position, the pilot must hold a current Flight Engineer Certificate or must have passed a Flight Engineer written examination or take a voluntary furlough for a maximum of ninety (90) days to pass the Flight Engineer written examination. The Crewmember may take the voluntary furlough within twelve months of reaching Retirement Age.

4.	Up to six months prior to his FAR mandatory retirement age, a Crewmember who holds a Flight Engineer certificate or has passed a Flight Engineer written examination, may submit a Standing Bid for a Flight Engineer Position.

a.	If a Crewmember is awarded a Flight Engineer Position, he may accept the award including the reduction in pay and return to the Flight Engineer position.

b.	If a Crewmember, who has submitted a Standing Bid, has not been awarded a Flight Engineer position, 30 days prior to the bid in which he will reach FAR mandatory Retirement Age, the Company will announce the “FAR Manadatory Pilot Retirement Age Special Standing Bid”.

i.	The Crewmember approaching FAR manadatory Retirement Age must bid at least one Flight Engineer Position; otherwise he will be deemed retired upon reaching FAR manadatory retirement age.

ii.	The Age 60 Special Standing Bid will be conducted under the existing Standing Bid procedures, except that it will be limited to active Pilots..

c.	If the Crewmember approaching FAR Mandatory Retirement age is not awarded a Flight Engineer position in the FAR Manadatory Pilot Retirement Age Special Standing Bid, he will be deemed to have taken a voluntary furlough upon reach Retirement Age.

d.	If the Crewmember approaching age FAR mandatory Retirement Ae is awarded a Flight Engineer position in the FAR Manadatory Pilot Retirement Age Special Standing Bid, he will fulfill the bid beginning on the first day of the next one-half bid period and his Pay reduction to his new status will occur upon reaching Retirement Age.

5.	A Crewmember may elect to retire upon reaching FAR manadatory Retirement Age. A Crewmember who does not submit a FAR Manadatory Pilot Retirement Age Special Standing Bid will be considered to have elected to retire.

6.	Nothing in this Agreement requires the Company to continue to operate aircraft requiring Flight Engineers.

SECTION 29

UNION SECURITY AND CHECK OFF

A.	Conditions

1.	Requirements

Each Crewmember of the Company covered by this Agreement who fails to voluntarily acquire and maintain membership in the Association, shall be required, as a condition of continued employment, beginning sixty (60) Calendar Days after the completion of the Crewmember’s probationary period, to pay to the Association each month a service charge as a contribution for the administration of this Agreement and the representation of such Crewmember. The service charge shall be determined by the Association but shall be less than the amount, including regular and usual dues, initiation fees, and MEC and Association assessments charged to Crewmembers that are members of the Association. Exceptions:

a.	The provisions of this Section shall not apply to any Crewmember covered by this Agreement to whom membership in the Association is not available upon the same terms and conditions as are generally applicable to any other Crewmember, or to any Crewmember to whom membership in the Association was denied or terminated for any reason other than the failure of the Crewmember to pay initiation fees, dues and assessments uniformly required.

b.	There shall be no requirement, as a condition of continued employment, for a Management Crewmember to pay MEC or Association assessments. For the purpose of this Section, Management Crewmembers shall be limited to Vice President of Flight Operations, Director of Line Operations, Corporate Officers of the Company and System Chief Pilot, and Director of Flight Standards and Training. The Association shall consider additional equivalent level position(s) as requested by the Company.

2.	Notice of Delinquent Payments

a.	If a Crewmember covered by this Agreement is delinquent, or becomes delinquent in the payment of initiation fees, dues, MEC or Association assessments or the service charges as stated in Paragraph A.1, above, the Association’s Vice President Finance shall notify the Crewmember by certified mail, return receipt requested, with a copy to the Company Vice President of Flight Operations, or designee, stating that the Crewmember is delinquent as specified herein. Further, such notification shall include the total amount of money due, the period for which the Crewmember is delinquent, and that the Crewmember is subject to discharge from the Company. Such letter shall also notify the Crewmember that the required payment must be remitted within a period of thirty (30) business days or be discharged.

b.	The notice of delinquency required under this paragraph A.3 shall be deemed to be received by the Crewmember, whether or not it is personally received by said Crewmember, when mailed by the Association’s Vice President Finance by certified mail, return receipt requested, to the Crewmember’s last known address or to any other address that has been designated by the Crewmember.

c.	It shall be the duty of every Crewmember covered by this Agreement to notify the Association’s Membership Services Department of every change in home address, or of an address where the notice required by this paragraph can be sent and received by the Crewmember, if the Crewmember’s home address is at any time unacceptable for this purpose.

3.	Notice of Discharge

If, upon the expiration of the thirty (30) business day period, the Crewmember still remains delinquent, the Association shall thereafter certify in writing to the Company Vice President of Flight

Operations , or his designee, with a copy to the Crewmember, that the Crewmember has failed to remit payment within the grace period allowed and is therefore to be discharged. The Vice President of Flight Operations, or his designee shall, within five (5) business days from receipt of the writing, discharge the Crewmember from the service of the Company.

4.	Protests and Appeals

A grievance by a Crewmember who is to be so terminated as the result of an interpretation or application of the provisions of this Section shall be subject to the Grievance Procedures of Section 21 of this Agreement.

5.	During the period a grievance is being handled under the provisions of this Section and until final award by the Company Vice President of Flight Operations, his designee or successor, or the Neutral Board Member, the Crewmember shall not be discharged from the Company nor lose any seniority rights because of non-compliance with the terms and provisions of this Agreement.

6.	A Crewmember discharged by the Company under the provision of this Section shall be deemed to have been “discharged for cause” within the meaning of the terms and provisions of this Agreement.

7.	It is agreed that the Company shall not be liable for any time, wage or all other claims (including discharge) of any Crewmember which may result from action taken by the Company pursuant to a written order by an authorized Association representative under the terms of this Agreement. The Association shall further indemnify and hold harmless the Company and its employees for such legal proceedings and costs, including legal fees and witness expenses, associated with defending a claim arising out of this Section.

B.	Service Charge and Check-Off

1.	The Company agrees to deduct from the pay of each Crewmember covered by this Agreement, and remit to the Association, membership dues and/or service charges (except initiation fees and assessments) uniformly levied, in accordance with the Association’s Constitution and By-Laws, all as prescribed by the Railway Labor Act, as amended, provided such employee voluntarily executes authorization on a form, to be supplied by the Association, called the “Service Charge and Dues Check-Off Form.” Such check-off forms duly executed shall be delivered to the Company.

2.	Deductions authorized by check-off forms shall begin on the first day of the Month following receipt of such check-off forms. To be in effect for a given Month, the check-off forms must be received by the Company at least fifteen (15) days prior to the Pay Period for which the deductions are to be effective.

3.	Deductions of Service Charges or Dues

a.	No deductions of service charges or dues shall be made from the wages of any Crewmember who has executed a “Service Charge and Dues Check-Off Form” and who has been: (i) transferred or promoted to a job not covered by this Agreement, (ii) on leave of absence without pay, or (iii) laid-off or Furloughed from the employ of the Company. Upon return to work within a classification covered by this Agreement, whether by (i) transfer back or return to a job covered by this Agreement, (ii) return from a leave of absence without pay, or (iii) is rehired or recalled from Furlough, deductions shall be automatically resumed provided the Crewmember has not revoked the assignment in accordance with the other appropriate provisions of this Section and the Railway Labor Act, as amended. A Crewmember is not considered on a leave of absence as contemplated by this paragraph when the Crewmember receives income from either a pay continuance program or sick leave.

b.

A Crewmember who has executed a “Service Charge and Dues Check-Off Form” and who resigns or is otherwise terminated (other than by Furlough) from the employ of the Company shall be deemed to have automatically revoked the assignment. Upon subsequent reemployment further deductions of service charges or dues shall be made only upon execution and receipt of a new “Service Charge and Dues Check-Off Form.”

c.	Any notice of revocation as set forth in the “Service Charge and Dues Check-Off Form” must be in writing, signed by the employee, and delivered by certified mail, return receipt requested, addressed to the Company, with copy to the Chairman of the Master Executive Council. Check-off forms and notices so received by the Company will be stamp-dated on the date received and will constitute notice to the Company on the date received and not when mailed. To be in effect for a given Pay Period, notice to the Company must be received at least fifteen (15) days prior to the Pay Period for which the notice is to be effective.

4.	Collections of any back dues or service charges owed at the time of starting deductions for any Crewmember and collection of dues missed because the Crewmember’s earnings were not sufficient to cover the payment of dues for a particular pay period will be the responsibility of the Association and will not be subject to payroll deductions.

5.	Deductions of service charges and dues shall be made from each paycheck, provided there is a balance in the paycheck sufficient to cover the amount after all other deductions authorized by the Crewmember or required by law have been satisfied. In the event of termination of employment, the obligation of the Company to collect service charges or dues shall not extend beyond the Pay Period in which the Crewmember’s last day of work occurs.

6.	The Company shall remit to the Association one check within (5) five days after the end of each month covering all deductions for dues and service charges made in that month. Accompanying said check shall be a list of the Crewmembers for whom deductions were made and the amount of each deduction.

7.	On an annual basis and within 45 days of the end of each calendar year, the Company shall furnish the Association with a tabulation of the annual earnings of all Crewmembers for the previous calendar year. The earnings so tabulated will be the same as those reported for federal income tax purposes.

SECTION 30

INTENTIONALLY LEFT BLANK

SECTION 31

DURATION

A.	The duration of this Agreement shall be ten years from the date that the Agreement is ratified by the parties.

B.	It is the intent of the parties to enter into a legally binding Agreement pursuant to the Railway Labor Act of such duration to provide operational and financial stability for the Company, to promote long-term job security for all employees, to foster long-term relationships with other carriers and freight forwarders, and to facilitate the acquisition of required aircraft. It is agreed by the parties to this Agreement that during the first six (6) months of implementation of this Agreement there may be individual issues that have not been addressed in this Agreement. Both parties to this Agreement agree to meet on a regular basis to try and address these individual issues and may enter into Letters of Agreement to resolve these individual issues.

1.	To achieve the intent of this Agreement, the Association will not authorize, cause, sanction, or engage in any strike, slowdown, work stoppage, or any other job actions including any sympathy strike or refusal to cross picket lines established by other unions for other Company employee groups directed against the Company. In addition, the Association shall utilize its best efforts to insure the compliance of its members with this paragraph. The Company reserves the right to discipline, up to and including discharge, any Crewmember who violates any portion of this paragraph.

2.	The Company will not cause, permit, or engage in any lockout of Crewmembers.

3.	The Company further agrees that except as otherwise provided in Sections 23 and 28, as a result of initial transition to a new aircraft type, Crewmembers will not be furloughed as a result of the reduction in available crew positions.

C.	Periodic Review and Renegotiation of Designated Sections

1.	From time-to-time during the tenure of this Agreement, the Company and the Association may, by mutual agreement, meet to discuss any provision of the Agreement that may be unsatisfactory to both parties.

2.	Any modifications to this Agreement must be in writing and signed by the Chairman of the Master Executive Council and the Vice President of Flight Operations or their authorized representatives.

3.	On the third and sixth anniversary dates of this Agreement, the Company and the Association will renegotiate certain Designated Sections of this Agreement (not pursuant to Section 6, Title I, of the Railway Labor Act, as amended). Each party may designate up to two Sections, which may include compensation, to renegotiate.

4.	The Company and the Association will meet as close to the third and sixth anniversary date of this Agreement as possible to amicably discuss and attempt to resolve the Designated Sections.

a.	Each party will give a minimum of 30 days written notice to the other party of the Designated Sections they wish to renegotiate.

b.	Unless other arrangements are made with mutual consent, Interest Based Bargaining will be utilized in the renogiation discussions and those discussions will be held at the Company’s headquarters at DFW Airport, Texas.

c.	If an Agreement cannot be reached between the parties after 60 days from the start of discussions, an impasse will be declared.

d.	Failing to appear and negotiate in good faith pursuant to this Section shall constitute a material breach of the Agreement.

D.	Final and Binding Interest Arbitration

1.	In the event that the Company and the Association cannot reach an Agreement on the Designated Sections and an impasse is declared within the meaning of paragraph C., 4., c., above, the unresolved Designated Sections will be referred to “Final Offer” arbitration.

2.	An arbitrator will be selected by mutual agreement of the Company and the Association. If they cannot agree on the selection of an arbitrator, then each side will select an arbitrator who will then choose an arbitrator to hear and decide the matter.

3.	Each party will bear the costs of the compensation, travel, and other expenses of its representatives and the witnesses called by it. The cost of the arbitration will be equally shared by the Association and the Company.

4.	Each party shall submit its “best and final” offer to resolve the Designated Sections to the Arbitrator. The Arbitrator will be authorized to select either one or the other best and final offer. The Arbitrator shall not have the power to modify either the Company’s nor the Association’s best and final offers. Each Party’s best and final offer may eliminate or supercede any previously approved agreements related to the Designated Sections.

5.	The decision of the arbitrator shall be final and binding on both parties and will be enforceable, at law or in equity, in any Federal Court having jurisdiction.

6.	The Arbitration proceedings shall be governed by the Commercial Arbitration Rules of the American Arbitration Association (“AAA”).

This Agreement is effective December 1, 2003 and will continue in full force and effect through December 1, 2013 and, unless modified by agreement of the parties, will renew itself without change until each succeeding December 1, unless written notice of intended change is served in accordance with Section 6, Title I, of the Railway Labor Act, as amended, by either party thereto at least ninety (90) but not more than one-hundred and eighty (180) days prior to December 1, 2013, or any December 1, thereafter.

IN WITNESS WHEREOF, the parties have signed this Agreement this     th day of November 2003.

WITNESS:

For Kitty Hawk Aircargo, Inc.	For The Kitty Hawk Pilots Association

Robert W. Zoller, Jr. President and CEO.	Tom Gothard MEC Chairman

Tej Raj Senior Vice President of Operations	William J. Kesel MEC Vice Chairman

Thomas A. Wheeler Chairman, Negotiating Committee